UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. _____)

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MTS SYSTEMS CORPORATION
(Name of Registrant as Specified in Its Charter)

__________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MTS Systems Corporation
14000 Technology Drive
Eden Prairie, MN 55344-2290
Telephone 952-937-4000
Fax: 952-937-4515
Info@mts.com
www.mts.com

December 27, 2011

Dear MTS Shareholder:

On behalf of the Board of Directors, you are invited to attend the Company’s annual meeting of shareholders. The meeting will be held on Wednesday, February 8, 2012, at 3:00 p.m., Central Standard Time, at the Company’s headquarters in Eden Prairie, Minnesota.

We would like all of our shareholders to be represented at the meeting, in person or by proxy. Last year, 90% of the shares were voted, and we thank our shareholders for their response. We urge you to cast your vote, as instructed in the Notice of Internet Availability of Proxy Materials, over the Internet or by telephone as promptly as possible. You may also request a paper proxy card to submit your vote by mail, if you prefer. Please help us to achieve another high response rate for the meeting on February 8, 2012. Please vote your proxy even if you plan to attend the meeting.

Very truly yours,

David J. Anderson
Chairman of the Board

MTS SYSTEMS CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD FEBRUARY 8, 2012

The annual meeting of shareholders of MTS Systems Corporation (the “Company”) will be held on Wednesday, February 8, 2012, at the Company’s headquarters located at 14000 Technology Drive, Eden Prairie, Minnesota 55344. The meeting will convene at 3:00 p.m., Central Standard Time, for the following purposes:

1.	To elect seven directors to hold office until the next annual meeting of shareholders or until their successors are duly elected;

2.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2012;

3.	To hold a non-binding, advisory vote regarding the compensation of the Company’s named executive officers; and

4.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The foregoing items of business are more fully described in the proxy statement made available over the Internet and, upon request, in paper copy.

The Board of Directors has set the close of business on December 14, 2011, as the Record Date for the determination of shareholders entitled to notice of, and to vote at, the meeting and at any adjournments or postponements thereof.

For the Board of Directors,

Louis L. Ainsworth
Secretary

MTS Systems Corporation
14000 Technology Drive
Eden Prairie, Minnesota 55344

December 27, 2011

All shareholders are cordially invited to attend the annual meeting of shareholders in person. Whether or not you expect to personally attend, please vote over the Internet at www.proxyvote.com or by telephone at 1-800-690-6903. Alternatively, you may request a paper proxy card, which you may complete, sign and return by mail. The proxy is solicited by the Board of Directors and may be revoked or withdrawn by you at any time before it is exercised.

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MTS SYSTEMS CORPORATION

PROXY STATEMENT

GENERAL

This proxy statement is furnished to the shareholders of MTS Systems Corporation (the “Company,” “we,” “us,” or “our”) in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board”) to be voted at the annual meeting of shareholders to be held on Wednesday, February 8, 2012 (the “Annual Meeting”), at 3:00 p.m., Central Standard Time, at the Company’s headquarters located at 14000 Technology Drive, Eden Prairie, Minnesota 55344, or any adjournments or postponements thereof. This proxy statement and the form of proxy, along with the Annual Report for the fiscal year ended October 1, 2011, is being first sent or given to shareholders on or about December 27, 2011.

ABOUT THE ANNUAL MEETING AND PROXY MATERIALS

What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will vote upon (1) the election of seven directors, (2) the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2012, (3) a non-binding, advisory vote regarding the compensation of the Company’s named executive officers, and (4) such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof. In addition, our management will report on the performance of the Company and respond to questions from shareholders.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) to our shareholders of record and beneficial owners. All shareholders will have the ability to access the proxy materials on the website referred to in the Notice of Internet Availability or request a printed set of the proxy materials at no cost to the shareholder. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice of Internet Availability.

If you do not affirmatively elect to receive printed copies of the proxy materials, you will only be able to view our proxy materials electronically on the Internet. Providing our proxy materials to shareholders on the Internet rather than printing and mailing hard copies saves us these costs. We encourage you to view our proxy materials on the Internet. Shareholders who have affirmatively elected to receive a printed set of our proxy materials may change their election and elect to view all future proxy materials on the Internet instead of receiving them by mail.

Who is entitled to vote?

Only shareholders of record at the close of business on December 14, 2011 (the “Record Date”) will be entitled to vote at the Annual Meeting, or any adjournments or postponements thereof. Each outstanding share of the Company’s common stock, $0.25 par value (the “Common Stock”), entitles its holder to cast one vote on each matter to be voted upon.

Shareholders have cumulative voting rights in the election of directors. If any shareholder gives proper written notice to any officer of the Company before the Annual Meeting, or to the presiding officer at the Annual Meeting, that shareholder may cumulate their votes for the election of directors by multiplying the number of votes to which the shareholder is entitled by the number of directors to be elected and casting all such votes for one nominee or distributing them among any two or more nominees. If such notice is given by any shareholder, votes for directors by all shareholders will be cumulated. For instance, if a shareholder only votes for one nominee, such vote will be automatically cumulated and cast for that nominee. If a shareholder has voted for more than one nominee, the total number of votes that the shareholder is entitled to cast will be divided equally among the nominees for whom the shareholder has voted.

Who can attend the Annual Meeting?

All shareholders as of the Record Date, or their duly appointed proxies, may attend the Annual Meeting.

What constitutes a quorum?

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of our Common Stock outstanding on the Record Date will constitute a quorum. A quorum is required for business to be conducted at the Annual Meeting. As of the Record Date, 15,732,374 shares of our Common Stock were outstanding, so holders of at least 7,866,188 shares of our Common Stock must be present, in person or by proxy to have a quorum.

If you vote your proxy electronically through the Internet or by telephone, or submit a properly executed paper proxy card, even if you abstain from voting, you will be considered part of the quorum. Broker non-votes will be counted as present for purposes of determining the existence of a quorum.

How do I vote?

You may vote in one of the following ways:

1)
By Internet: You may access the website at www.proxyvote.com to cast your vote 24 hours a day, 7 days a week. You will need your control number found in the Notice of Internet Availability. Follow the instructions provided to obtain your records and create an electronic ballot.

2)
By telephone: If you reside in the United States or Canada, you may call 1-800-690-6903 by using any touch-tone telephone, 24 hours a day, 7 days a week. Have your Notice of Internet Availability in hand when you call and follow the voice prompts to cast your vote.

3)	By mail: If you request a paper proxy card, mark, sign and date each proxy card you receive and return it in the postage-paid envelope provided or to the location indicated on the proxy card.

4)
In person at the Annual Meeting: If you are a shareholder of record, you can bring your proxy card to the Annual Meeting to vote your shares in person. If you hold your shares in street name, you must request a legal proxy from your broker or nominee to vote in person at the Annual Meeting.

Shares represented by proxies submitted through the Internet or by telephone, or those paper proxy cards properly signed, dated and returned, will be voted at the Annual Meeting in accordance with the instructions set forth therein. If a proxy is properly submitted, whether through the Internet, by telephone, or by mail using a paper proxy card, but contains no instructions, the shares represented thereby will be voted FOR all directors in Proposal 1, FOR ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2012 in Proposal 2, and FOR approval of the non-binding, advisory vote regarding the compensation of the Company’s named executive officers in Proposal 3, and at the discretion of the proxy holders as to any other matters which may properly come before the Annual Meeting.

The Internet and telephone voting procedures are designed to verify shareholders’ identities, allow them to give voting instructions and confirm that their instructions have been recorded properly. Shareholders voting through the Internet should be aware that they may incur costs to access the Internet and that these costs will be at the expense of the shareholder.

When do I vote?

If you wish to vote by Internet or telephone, you must do so before 11:59 p.m. Eastern Standard Time on February 7, 2012. After that time, Internet and telephone voting will not be permitted. If you want to vote after February 7, 2012 or revoke an earlier proxy, you must submit a signed proxy card or vote in person.

Can I change my vote after I vote electronically or return my proxy card?

Yes. Even after you have voted electronically through the Internet or by telephone or submitted your proxy card, you may change your vote at any time before the proxy is exercised at the Annual Meeting. You may change your vote by:

1)	Returning a later-dated proxy by Internet, telephone or mail;

2)	Delivering a written notice of revocation to our Corporate Secretary at 14000 Technology Drive, Eden Prairie, Minnesota 55344; or

3)
Attending the Annual Meeting and voting in person. Your attendance at the Annual Meeting will not by itself revoke a proxy that you have previously submitted. Shareholders who hold shares through a broker or other intermediary should consult that party as to the procedures to be used for revoking a vote.

What does the Board recommend?

The Board’s recommendations are set forth after the description of the proposals in this proxy statement. In summary, the Board recommends a vote:

1)	FOR the election of each of the nominated directors (see Proposal 1 on page 5);

2)	FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2012 (see Proposal 2 on page 14); and

3)	FOR the approval of the non-binding, advisory vote regarding the compensation of the Company’s named executive officers (see Proposal 3 on page 40).

If you return a properly executed proxy card without specific voting instructions, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board.

With respect to any other matter that properly comes before the Annual Meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, at their own discretion.

What vote is required to approve each Proposal?

For Proposal 1, the election of directors, each shareholder will be entitled to vote for seven nominees, and the seven nominees receiving the highest number of “FOR” votes will be elected.

For Proposals 2 and 3, respectively, the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2012 and the non-binding, advisory vote regarding the compensation of the Company’s named executive officers, each shareholder is entitled to one vote for each share of Common Stock held, and the affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote on the proposal will be required for approval.

With respect to any other matter that properly comes before the Annual Meeting, the affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote on the proposal will be required for approval.

A “WITHHELD” vote will be counted for purposes of determining whether there is a quorum, but will not be considered to have been voted in favor of the director nominee with respect to whom authority has been withheld.

A properly executed proxy marked “ABSTAIN” with respect to Proposals 2 or 3, and any other matter that properly comes before the Annual Meeting, will not be voted, although it will be counted for purposes of determining whether there is a quorum. In Proposals 2 and 3, abstentions will have the same effect as a negative vote.

If your shares are held in the “street name” of a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to the proposal to be acted upon. If you do not give your broker instructions as to how to vote your shares, your broker has authority under New York Stock Exchange rules to vote those shares for or against “routine” matters, such as the ratification of accounting firms. Brokers cannot vote on their customers’ behalf on “non-routine” proposals such as the election of directors and approval of the non-binding, advisory vote on the compensation of the Company’s named executive officers. These rules apply notwithstanding the fact that shares of our Common Stock are traded on the NASDAQ Global Select Market.

If your brokerage firm votes your shares on “routine” matters only because you do not provide voting instructions, your shares will be counted for purposes of establishing a quorum to conduct business at the Annual Meeting and in determining the number of shares voted for or against the routine matter. If your brokerage firm lacks discretionary voting power with respect to an item that is not a routine matter and you do not provide voting instructions (a “broker non-vote”), your shares will be counted for purposes of establishing a quorum to conduct business at the Annual Meeting, but will not be counted in determining the number of shares voted for or against the non-routine matter.

Who will count the vote?

Broadridge Financial Solutions, Inc. will act as inspector of elections to determine whether or not a quorum is present and tabulate votes cast by proxy or in person at the Annual Meeting.

What does it mean if I receive more than one Notice of Internet Availability?

If your shares are registered in more than one account, you will receive more than one Notice of Internet Availability. To ensure that all your shares are voted, vote electronically through the Internet or by telephone, or sign, date and return a paper proxy card for each Notice of Internet Availability. We encourage you to have all accounts registered in the same name and address (whenever possible). You can accomplish this by contacting Broadridge Financial Solutions, Inc. by telephone at 800-542-1061 or in writing at Broadridge, 51 Mercedes Way, Edgewood, New York 11717.

How will voting on any other business be conducted?

We do not know of any business to be considered at the Annual Meeting other than the matters described in this proxy statement. However, if any other business is properly presented at the Annual Meeting, your proxy gives authority to each of David J. Anderson and William V. Murray to vote on such matters at their discretion.

How are proxies solicited?

In addition to use of the Internet and mail, proxies may be solicited by our officers, directors, and other employees by telephone, through electronic transmission, facsimile transmission, or personal solicitation. No additional compensation will be paid to such individuals.

What is “householding”?

We may send a single Notice of Internet Availability, as well as other shareholder communications, to any household at which two or more shareholders reside unless we receive other instruction from you. This practice, known as “householding,” is designed to reduce duplicate mailings and printing and postage costs, and conserve natural resources. If your Notice of Internet Availability is being householded and you wish to receive multiple copies of the Notice of Internet Availability, or if you are receiving multiple copies and would like to receive a single copy, or if you would like to opt out of this practice for future mailings, you may contact Broadridge Financial Solutions, Inc., by telephone at 800-542-1061 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

Who pays for the cost of this proxy solicitation?

We will bear the entire cost of the solicitation of proxies, including the preparation, assembly, printing and mailing of the Notice of Internet Availability, the proxy statement and any additional information furnished to shareholders. We will reimburse banks, brokerage houses, and other custodians, nominees and certain fiduciaries for their reasonable expenses incurred in mailing proxy materials to their principals.

PROPOSAL 1

ELECTION OF DIRECTORS

General Information

Seven directors will be elected at the Annual Meeting. Upon the recommendation of the Governance and Nominating Committee, the Board has nominated for election the seven persons named below. Each has consented to being named a nominee and will, if elected, serve until the next annual meeting of shareholders or until a successor is elected. Each nominee listed below is currently a director of the Company, and each was elected by the shareholders.

Nominees

The names of the nominees, their principal occupations for at least the past five years and other information are set forth below:

David J. Anderson – Age 64 Director since 2009 Chair since August 2011
Director of Modine Manufacturing Company (developer and manufacturer of thermal management systems and components) and a member of its Corporate Governance and Nominating Committee and Audit Committee since 2010; Director of Schnitzer Steel Industries, Inc. (metals recycler and steel manufacturer) and Chair of its Nominating and Corporate Governance Committee and Committee member since 2009; Co-Vice Chairman of Sauer-Danfoss, Inc. (developer and manufacturer of fluid power and electronic components and systems for mobile equipment applications) from 2008 until June 2009; President, Chief Executive Officer and Director of Sauer-Danfoss Inc. from 2002 until he retired in January 2009; held various senior management positions with Sauer-Danfoss Inc. from 1984 to 2008; prior to 1984, held various positions in sales, marketing and applications engineering within several manufacturing and distribution businesses. Mr. Anderson served on the boards of directors of the National Fluid Power Association and the National Fluid Power Association Education and Technology Foundation, chairing each in 2008 and 2009.

Mr. Anderson’s qualifications to sit on our Board and to serve as the Chair of the Board include his more than 40 years of industrial business experience and his chief executive officer and operations experience. He also has technology and engineering experience, the ability to formulate and execute strategy and financial expertise.

Jean-Lou Chameau – Age 58 Director since 1998
President, California Institute of Technology (Caltech) since September 2006; Provost and Vice President at the Georgia Institute of Technology (Georgia Tech) June 2001 to August 2006; Dean of the College of Engineering and Georgia Research Alliance Eminent Scholar from 1997 to June 2001; Vice Provost for Research and Dean of Graduate Studies from 1995 to 1997; President of Golder Associates, Inc. (a provider of ground engineering, earth, and environmental services) from 1994 to 1995; Director of the School of Civil and Environmental Engineering at Georgia Tech from 1991 to 1994; Professor of Geotechnical Engineering at Purdue University from 1980 to 1991. Mr. Chameau currently serves as Trustee, Board of Trustees of the California Institute of Technology, Director of John Wiley & Sons and of Safran, member of InterWest Partners Advisory Committee, member of the Executive Committee, Council on Competitiveness, and member of the Academic Research Council, Singapore. He is a member of the U.S. National Academy of Engineering and the French Académie des Technologies.

Mr. Chameau’s qualifications to sit on our Board include his executive experience in a large organization with a national laboratory and his expertise in engineering, science, research and technology. He also has extensive knowledge and experience in budgetary and financial responsibilities, strategic planning, human capital development, Europe and Asia business, and federal agency funding of research and development.

Brendan C. Hegarty – Age 69 Director since 1998
Director of Colm Campbell Company, Inc. (holding company of SAE Power, Inc., a manufacturer of switching power supplies) since 1994; Chief Executive Officer of NanoMagnetics (start-up nanotechnology company located in the United Kingdom) from 2001 to 2002; consultant with NanoMagnetics until he retired in 2003; Executive Vice President and Chief Operating Officer of Seagate Technology (manufacturer of computer disk drives) from 1993 to 1998; Senior Vice President and Chief Technical Officer of Seagate Technology from 1989 to 1993; Vice President of Thin Film Head Operations for Control Data Corporation (computer hardware and software company) from 1988 to 1989; management and executive positions with IBM (computer hardware and software company) from 1967 to 1987.

Mr. Hegarty’s qualifications to sit on our Board include his over 44 years of executive management experience in technical, industrial business. He has technical research and development management experience, manufacturing experience and international management and investment experience.

Emily M. Liggett – Age 56 Director since 2010
President and Chief Executive Officer of Novatorque, Inc. (manufacturer of high-efficiency electric motor systems) since 2009; President and Chief Executive Officer of Apexon, Inc. (provider of supply chain optimization software solutions for global manufacturers) from 2004 to 2007; President and Chief Executive Officer of Capstone Turbine Corporation (provider of microturbine systems for clean, continuous distributed energy generation) from 2002 to 2003; various management and executive roles at Raychem Corporation (manufacturer of materials, electronics, telecom and energy products acquired by Tyco International in 1999) from 1984 to 2001, including Corporate Vice President of Raychem and Managing Director of Tyco Ventures. Ms. Liggett currently serves on the board of directors of the Purdue University School of Engineering Advisory Board. She has served on the board of directors of Immersion Corporation, a public company, within the last five years.

Ms. Liggett’s qualifications to sit on our Board include her chief executive officer and management experience in a variety of technical industrial companies. She has managed worldwide businesses, partnerships, and international joint ventures. She also has public company and private company operating and board experience, and expertise in strategy, operations, new product development, sales, marketing, and business development for highly technical businesses.

William V. Murray – Age 51 Director since 2010
Interim Chief Executive Officer of the Company since August 2011; President and Chief Executive Officer of ReShape Medical, Inc. (an early stage medical device company developing a non-surgical treatment for obesity) from 2008 until he voluntarily resigned effective December 10, 2010; President and Chief Executive Officer of Murray Consulting, Inc. (provider of executive management consulting and interim executive management services in the medical technology/life science industries) from 2006 to 2007; Division President of Molecular Biology at Applied Biosystems, Inc. (now part of Life Technologies) (life science tools company) from 2005 to 2006; Group President of Respiratory Technologies of VIASYS Healthcare, Inc. (now part of CareFusion) from 2003 to 2004; held various senior executive positions at Medtronic, Inc. (a medical products company) from 1992 to 2003, including President Pacing Business; held various product development and engineering management positions at Medtronic, Inc. from 1985 to 1992; design engineer at Motorola, Inc. from 1983 to 1985. Mr. Murray currently serves on the board of LifeSync Corporation.

Mr. Murray’s qualifications to sit on our Board include his over 19 years of senior executive positions in various technical and manufacturing companies, including his role as interim Chief Executive Officer of the Company, with significant experience in product and business development, operations, business growth strategies and global profit and loss responsibilities.

Barb J. Samardzich – Age 53 Director since 2001
Vice President, Product Development Ford of Europe for Ford Motor Company (car and truck manufacturer) since September 2011; Vice President of Global Product Programs of Ford Motor Company from January 2011 to September 2011; Vice President of Powertrain Engineering of Ford Motor Company from 2005 to 2010; Executive Director - Small FWD and RWD Vehicles of Ford Motor Company from 2002 to 2005; Chief Engineer for the Automatic Transmission Engineering Operations of Ford Motor Company from 2000 to 2002; Quality Director for the Small and Medium Vehicle Center of the European operations of Ford Motor Company from 1999 to 2000; Chief Program Engineer for F650/F750 Ford trucks of Ford Motor Company from 1998 to 1999; previously held various positions in the Powertrain division of Ford Motor Company from 1990 to 1998; various engineering, sales and marketing positions in the Commercial Nuclear Fuel Division of Westinghouse Electric Corporation from 1981 to 1990.

Ms. Samardzich’s qualifications to sit on our Board include her extensive management and operations experience at a worldwide automotive manufacturing company. She has significant engineering experience, value creation and profit and loss responsibilities.

Gail P. Steinel – Age 54 Director since 2009
Owner of Executive Advisors (provider of leadership development services and strategic / profit improvement consulting) since 2007; Executive Vice President, Consumer, Industrial & Technology business unit at BearingPoint (a global technology and management consulting company) from 2002 to 2007; progressive management experience at Arthur Andersen (provider of audit, tax and consulting services), where her final position was Global Managing Partner of the Business Consulting Division, from 1979 to 2002. Ms. Steinel serves on several boards, including the Board of Trustees of Federal Realty Investment Trust and is Chairperson of its Audit Committee.

Ms. Steinel’s qualifications to sit on our Board include her global managing partner experience running a large global business, more than 26 years of business management consulting providing global strategy, policy development, complex problem solving and operations consulting services, as well as her financial expertise and experience as a certified public accountant.

Voting Information and Board Voting Recommendation

In accordance with Minnesota law, directors are elected by a plurality of votes cast. The seven nominees receiving the highest number of votes will be elected. If any nominee is unable to serve as a director, the persons named in the proxies have advised that they will vote for the election of such substitute nominee as the Board may propose. It is intended that proxies will be voted for such nominees. The proxies cannot be voted for a greater number of persons than seven.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” EACH NOMINEE LISTED.

Other Information Regarding the Board

Meetings and Independence. The Board met 14 times during fiscal 2011. All of the directors attended at least 95% of the number of Board meetings and meetings of Board committees on which he or she served that were held during fiscal 2011. It is our policy that all directors should attend the Annual Meeting. All directors attended last year’s annual meeting of shareholders.

The Audit Committee of the Board has determined that each current member of the Board other than Mr. Murray, who is currently serving as interim Chief Executive Officer, is independent, as defined by the applicable rules for companies listed on the NASDAQ Stock Market. In making this determination with respect to Ms. Samardzich, the Audit Committee considered that the Company sold approximately $2.6 million in vehicle testing goods and services to Ford Motor Company in fiscal 2011. The Audit Committee determined that the aggregate dollar amount of the transactions are below the threshold for the NASDAQ Stock Market independence rules and that the transactions do not present a real, potential or perceived conflict between Ms. Samardzich’s interests and the Company’s interests.

Governance Review. In August 2011, the Board of Directors split the roles of the Chairman of the Board and the Chief Executive Officer, naming David J. Anderson as the new Chairman of the Board and William V. Murray as interim Chief Executive Officer, both continuing directors of the Company. In connection with that action, the Board, under the supervision of its Governance and Nominating Committee, undertook a thorough review of the Company’s governance documents, including its Bylaws, Corporate Governance Guidelines and committee charters.

On November 22, 2011, the Board adopted changes to its Bylaws that modernize the Bylaws to enable the Company to take advantage of the flexibility permitted under the revised Minnesota corporation statutes. The most significant changes included delineating the roles of Chairman of the Board and Chief Executive Officer and more clearly providing that the roles can be held by different persons. A copy of the revised Bylaws, along with the rest of the Company’s governance documents, are available on our website at www.mts.com (select “Investor Relations” and click on “Corporate Governance”).

Board Committees. Each of our three standing committees operates under a written charter adopted by the Board. These charters are available to shareholders on our website at www.mts.com (select “Investor Relations” and click on “Corporate Governance”).

The Audit Committee of the Board, composed of Ms. Steinel (Chair), Mr. Chameau, and Mr. Anderson, had 8 regular meetings during fiscal 2011. All members of our Audit Committee satisfy the NASDAQ Stock Market listing standards for Audit Committee membership. The Board has determined that Ms. Steinel and Mr. Anderson each is an “audit committee financial expert” under the Sarbanes-Oxley Act of 2002. Among other duties, the Audit Committee (i) selects our independent registered public accounting firm; (ii) reviews and evaluates significant matters relating to our audit and internal controls; (iii) reviews and approves management’s processes to ensure compliance with laws and regulations; (iv) reviews the scope and results of the audits by, and the recommendations of, our independent registered public accounting firm; and (v) pre-approves, in accordance with its pre-approval policy, all audit and permissible non-audit services and fees provided by our independent registered public accounting firm. The Audit Committee also reviews our audited consolidated financial statements and meets prior to public release of quarterly and annual financial information. The Chair of the Audit Committee or the full Audit Committee meets with our management prior to filing our quarterly and annual reports containing financial statements with the SEC. A report of the Audit Committee is contained in this proxy statement.

In fiscal 2011, the Board established the Audit Committee/Special Purpose to oversee the Company’s internal investigation into matters involving government contracting, certification and import/export practices that was undertaken following (i) the commencement of an investigation by the United States Attorney’s Office in January 2011 into representations made by the Company in the federal government’s online certification and representation (ORCA) system and (ii) the suspension by the U.S. Air Force in March 2011 of the Company from entering into new federal government contracts. The Audit Committee/Special Purpose has also overseen the Company’s reorganization and reinvigoration of its compliance programs and the Company’s entry into an Administrative Agreement with the U.S. Air Force in September 2011, at which time the suspension was lifted. The Audit Committee/Special Purpose was composed of members of the Audit Committee, and Mr. Hegarty acted as an advisor. The Audit Committee/Special Purpose met 44 times during fiscal 2011.

The Compensation Committee of the Board is currently composed of Ms. Samardzich (Chair), Ms. Steinel, and Mr. Hegarty. Mr. Murray served as the Chair of the Compensation Committee until he was appointed to the position of interim Chief Executive Officer, at which time he was removed from the committee and replaced by Mr. Hegarty. The Compensation Committee met 8 times during fiscal 2011. All members are independent directors as defined by the rules applicable to companies listed on the NASDAQ Stock Market, are “non-employee directors” as that term is defined in Rule 16b-3 under the Securities Exchange Act of 1934, and are “outside directors” as that term is used in Section 162(m) of the Internal Revenue Code.

Among other duties, the Compensation Committee (i) reviews and makes recommendations to the Board regarding our employment practices and policies; (ii) in executive session, reviews and recommends to the independent directors of the full Board the compensation paid to our Chief Executive Officer and evaluates the performance of our Chief Executive Officer; (iii) annually reviews and recommends to the full Board the compensation paid to the other executive officers; (iv) administers and reviews the Company’s retirement plans and approves any amendments related to such plans; (v) administers and grants awards under our equity incentive and annual incentive plans (the Compensation Committee acts in executive session when granting options to the Chief Executive Officer); (vi) reviews and approves stock ownership guidelines for executive officers and monitors adherence to such guidelines; and (vii) approves the Compensation Discussion and Analysis for our proxy statement. A report of the Compensation Committee is contained in this proxy statement.

The Governance and Nominating Committee of the Board, composed of Ms. Liggett (Chair), Mr. Chameau and Mr. Hegarty, met 8 times during fiscal 2011. All members are independent directors as defined by the rules applicable to companies listed on the NASDAQ Stock Market. Among other duties, the Governance and Nominating Committee (i) reviews and approves Board governance practices; (ii) administers the Board evaluation process; (iii) reviews and approves compensation of non-employee directors; (iv) monitors adherence to the stock ownership guidelines applicable to non-employee directors; and (v) identifies, evaluates and recommends potential director candidates and director nominees for selection by the Board.

Director Nomination Process. In identifying prospective director candidates, the Governance and Nominating Committee (for purposes of this Director Nomination Process sub-section, the “Committee”) considers recommendations from shareholders and recommendations from business and professional sources, including executive search firms.

In evaluating director candidates, the Committee believes that all members of the Board should have personal and professional integrity, an absence of conflicts of interest, and an ability to understand and respect the advisory and proactive oversight responsibility of the Board. In addition, all members of the Board should meet independence requirements, comply with director orientation and education guidelines, commit sufficient time to attend Board and committee meetings and fully perform the duties of a director.

In addition to these threshold criteria, the Committee also considers the contributions a candidate is expected to make to the collective functioning of the Board. The Committee seeks directors who will contribute to the Board in areas such as strategy and policy development, technology and engineering, human capital development, financial expertise, international business development and best practices, industrial business value creation, and public company chief executive officer perspective.

Candidates are expected to effectively perform the role of a director by demonstrating broad perspective and an inquiring mind, being well prepared for and actively participating in Board and committee meetings, contributing expertise to the Board and committees, listening well, expressing views candidly, applying experience and expertise, being respectful to others and appropriately representing the shareholders.

While it does not have a specific written policy with regard to the consideration of diversity in identifying director nominees, the Committee believes the Board should reflect a variety of opinions, perspectives, personal and professional experiences and backgrounds. Although not part of any formal policy, the goal is to have a balanced and diverse Board, with members whose skills, backgrounds and experiences will enhance the quality of the Board’s deliberations and decisions and cover the spectrum of areas that impact the Company’s business. Each member of the Board should contribute to the overall Board composition, with the goal of creating a diverse Board that can work collaboratively to guide the success of the Company and represent shareholder interests.

The Committee’s policy is to consider qualified candidates for positions on the Board who are recommended in writing by shareholders. Shareholders wishing to recommend candidates for Board membership rather than directly nominating an individual should submit the written recommendations to our Secretary at least 90 days prior to the date corresponding to the previous year’s annual meeting of shareholders, with the submitting shareholder’s name, address, and pertinent information about the proposed nominee.

A shareholder intending to nominate an individual as a director at an annual meeting of shareholders, rather than recommend the individual to the Committee for consideration as a nominee, must comply with the advance notice requirements set forth in our Bylaws. Our Bylaws provide that any shareholder entitled to vote generally in the election of directors may nominate one or more persons for election as directors provided that such shareholder has provided written notice of such intention to our Secretary. Such notice must be given not fewer than 90 days nor more than 120 days prior to the meeting date corresponding to the previous year’s annual meeting of shareholders date, except in certain circumstances, and must contain certain required information about the nominee.

Shareholders wishing to recommend for nomination or nominate a director should contact the Company’s Secretary for a copy of the relevant procedure and the criteria considered by the Committee when evaluating potential new directors or the continued service of existing directors.

Board Leadership Structure. Our Board leadership structure currently includes a non-executive Chairman of the Board and a separate Chief Executive Officer. These roles were combined until August 2011 when Laura B. Hamilton, who had been serving as the Chair and Chief Executive Officer, resigned from the Company by mutual agreement with the Board. The Board then appointed Mr. Murray as interim Chief Executive Officer and Mr. Anderson as non-executive Chairman of the Board, both of whom had already been serving as directors. The Board is currently engaged in a search for a Chief Executive Officer and intends to maintain the separateness of the Chief Executive Officer and Chairman roles for the time being. However, the Board has not adopted a policy of separateness and will periodically re-evaluate its leadership structure as the Company’s situation changes.

The primary role of our Chief Executive Officer is to manage the business affairs of the Company, and the primary role of our Chair is to preside over all Board activities and ensure Board effectiveness in all aspects of its functioning. This role includes working with the Chief Executive Officer to set the Board agenda, ensuring that clear, accurate and timely information is provided to the Board, managing Board meetings to allow time for discussion of complex or difficult issues, and promoting active participation by all Board members. The Chair may also assist the Chief Executive Officer in managing the Company’s relationships with investors and other external stakeholders.

The Board has determined that the separation of the Chairman and Chief Executive Officer roles is appropriate for the Company at this time because it enables the interim Chief Executive Officer to focus more closely on the day-to-day operations of the Company, which includes expanding the opportunities for growth and profitability, and effectively managing the Company’s exposure to compliance and other risks. The Board also values the increased involvement of Mr. Anderson as a leader and benefits more directly from his extensive industry and executive experience.

Board Role in Risk Oversight. Management is responsible for designing and implementing the Company’s day-to-day risk management processes, controls and oversight. The Board, as a whole and through its Committees, has broad responsibility for the oversight of risk management as well as specific risk management accountability for governance, overall risk appetite, executive compensation, CEO succession, and the control environment including financial reporting. In its risk management role, the Board has the responsibility to satisfy itself that the risk management processes and controls are adequate and functioning as designed and that Company business is conducted in compliance with proper governance and applicable laws and regulations. The Board views risk in the context of major strategic and operational decisions relative to the anticipated benefits. The Board further recognizes that it is neither possible nor prudent to eliminate all risk. Indeed, purposeful and appropriate risk-taking is essential for the Company to be competitive and to achieve its long-term performance expectations.

The Board believes the Company has good internal processes to identify, manage and mitigate risk and has implemented a new code of conduct as well as process and procedure enhancements during fiscal 2011 that further enhance the risk management oversight. In addition, the Company hired a General Counsel/Chief Compliance Officer who has primary oversight over compliance. Risk management is embedded in the business management system which begins with the Company’s strategy. The key steps of the business management system are the on-going monitoring and assessment of the external environment, the evaluation/validation of the strategic priorities and initiatives, the development of mid-range and annual operating plans, the execution of the annual operating plan and the ongoing monitoring and management of the business. In addition, the Board believes there is an appropriate internal control environment to identify, manage and mitigate risks.

As a critical part of its risk management oversight role, the Board encourages full, open and ongoing communication with management. The Board regularly engages in discussion with management on strategic, operational and governance matters to ensure that risks are identified, managed and mitigated on a timely basis. Senior management attends quarterly Board meetings and the Board also engages with members of the management team to review and discuss specific topics in addition to the quarterly meetings which provide the Board with evidence of risk management in practice.

The Board implements its risk oversight function both as a whole and through committees. Much of the work is delegated to various committees, which meet regularly and report back to the full Board. All committees have significant roles in carrying out the risk oversight and management function. Each committee is comprised entirely of independent directors and is responsible for overseeing risks associated with its respective area of responsibility.

The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to the accounting and financial reporting principles and policies and internal audit controls and procedures. The Audit Committee oversees the financial statements and the independent audit thereof. It evaluates the performance and independence of outside auditors and selects appropriate outside auditors annually. The Audit Committee is responsible for monitoring risks related to financial assets, accounting, legal and corporate compliance. In addition, the Audit Committee discusses legal and compliance matters and assesses the adequacy of Company risk-related internal controls. The Audit Committee members meet separately with representatives of our independent auditing firm, the Internal Assurance leader, and outside legal counsel.

In the spring of 2011, the Board established the Audit Committee/Special Purpose to review compliance and government-related functions and activities and monitor and approve resources, as appropriate. It fulfills these responsibilities by conducting regular reviews with support from Company personnel, independent auditors, consultants and outside legal counsel.

The Compensation Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with our compensation policies and programs. The Compensation Committee is responsible for determining salaries, incentives and other elements of total compensation for our executive officers, and it administers our various compensation and benefit plans to ensure sound pay practices with features that mitigate risk without changing the incentive nature of the compensation. A separate discussion regarding the risk considerations in our compensation programs, including the processes which are put in place by the Compensation Committee and management to identify, manage and mitigate potential risks in compensation, can be found on page 15 of this proxy statement.

The Governance and Nominating Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with Board organization, membership, and structure. The Governance and Nominating Committee is responsible for recommending director candidates to our Board, overseeing processes for shareholders to nominate director candidates, and evaluating the performance of directors, committees and the Board. The Governance and Nominating Committee is also responsible for developing, periodically reviewing and recommending corporate governance principles and procedures to the Board, and overseeing director orientation and continuing education.

The Chair of each committee provides a committee report at each Board meeting which enables the Board to fulfill its risk oversight responsibilities. Since risk oversight is an ongoing process and inherent in the Company’s strategic and operational decisions, the Board also discusses risk in relation to specific proposed actions.

Communications with the Board. The Board provides a process for shareholders to communicate with its members. The manner in which shareholders can send communications to the Board is set forth on our website at www.mts.com (select “Investor Relations” and click on “Corporate Governance”).

Board Evaluation. The Governance and Nominating Committee leads the Board in an annual evaluation of its performance as a board of directors.

Code of Conduct. We have in place a code of ethics, known as the “MTS Code of Conduct,” which applies to our directors, officers, employees, and contractors. The Code sets forth guidelines for ensuring that all of our personnel act with the highest standards of integrity. The MTS Code of Conduct, as well as any waivers from and amendments to the Code, are posted on our website at www.mts.com (select “Investor Relations” and click on “Corporate Governance”).

Non-Employee Director Compensation

Directors who are not otherwise directly or indirectly compensated by the Company are each paid fees in the form of an annual retainer of $40,000, which includes compensation for all Board meetings. In addition, committee members are compensated at a rate of $1,000 per meeting attended. The Chair of the Audit Committee receives an additional $10,000 annually, the Chair of the Compensation Committee receives an additional $6,000 annually, and the Chair of the Governance and Nominating Committee receives an additional $5,000 annually. When the Chair of the Board is also an executive officer of the Company, the non-employee directors elect from amongst themselves a Lead Director, who receives an additional $15,000 annually.

The Audit Committee/Special Purpose was formed by the Board in the spring of 2011 as a result of the investigation of the Company by the United States Attorney’s Office and the suspension of the Company by the U.S. Air Force from entering into new federal contracts. This special committee met 44 times during the last half of fiscal 2011, and its members devoted a significant amount of time and effort, both in meetings and outside them, to overseeing the Company’s internal investigation into the matters involving government contracting, certification and import/export practices undertaken in response to the government’s actions.

The Board of Directors, in recognition of the significant contributions by the members of this special committee, determined in November 2011 that two members of the committee should receive compensation in addition to their normal compensation. Mr. Hegarty, who was not a member of the Audit Committee and did not receive normal meeting fees for Audit Committee/Special Purpose meetings, will be paid $44,000 for his services—an amount equal to the normal meeting fees had he been a member of the Audit Committee. Ms. Steinel, who chaired the Audit Committee/Special Purpose and directed the committee’s activities, will be paid $88,000 for her services to the Company in this role, which is in addition to the normal meeting fees for attendance at the special committee meetings.

Upon election or re-election to the Board at each of our annual meetings of shareholders, each non-employee director will receive shares of restricted stock under our 2011 Stock Incentive Plan in an amount determined by the Board. Each non-employee director will receive an annual restricted stock award grant with the number of shares (rounded to the next whole share) equal to $80,000 divided by the closing price of our Common Stock on the date of the Annual Meeting. Each such annual restricted stock award is granted on the date the non-employee director is elected or re-elected to serve on the Board and vests as to one-third of the shares on the date of each of the three regular annual meetings of shareholders following the date of grant, provided such director continues to serve. If a non-employee director is appointed to the Board prior to the annual meeting of shareholders, the non-employee director may receive a pro-rated restricted stock award depending upon, among other things, the length of time until the next annual restricted stock award grant. If a non-employee director resigns, retires or otherwise terminates his or her service as a director following ten years of service as a director, all unvested shares of restricted stock will then vest. If a non-employee director retires, resigns or otherwise terminates his or her service as a director after having served fewer than ten years, any restricted shares which have not vested as of the date of termination of service will be forfeited. Non-employee directors are also reimbursed for travel expenses to Board meetings.

Effective upon his appointment as Chairman of the Board on August 25, 2011, Mr. Anderson is receiving annual compensation of $110,000 in cash and $110,000 in restricted stock that will vest ratably over three years, in addition to regular Board and committee meeting fees.

The table below shows cash compensation paid to non-employee directors for fiscal 2011. The table also shows the dollar amounts recognized by us for financial statement reporting purposes during fiscal 2011 for restricted stock awards.

Director Compensation for Fiscal 2011

Name	Fees earned or paid in cash ($) (1)	Stock Awards ($) (2)(3)	All Other Compensation ($) (4)	Total ($)
David J. Anderson	90,000	80,033	3,619	173,652
Jean-Lou Chameau	119,000	80,033	4,009	203,042
Brendan C. Hegarty	93,000	80,033	4,009	177,042
Emily M. Liggett	48,000	80,033	2,249	130,282
William V. Murray (5)	50,000	80,033	2,249	132,282
Barb J. Samardzich	50,750	80,033	4,009	134,792
Gail P. Steinel	197,000	80,033	2,675	279,708

(1)	Includes annual retainer and committee meeting fees paid in cash, as well as amounts paid to Mr. Hegarty and Ms. Steinel for their service on the Audit Committee/Special Purpose.
(2)
Amounts represent aggregate grant date fair value during fiscal 2011 under FASB ASC Topic 718, based on the valuation and utilizing the assumptions discussed in Note 2 to our Notes to Consolidated Financial Statements for the fiscal year ended October 1, 2011. Each of Mr. Anderson, Mr. Chameau, Mr. Hegarty, Ms. Liggett, Mr. Murray, Ms. Samardzich and Ms. Steinel was awarded 1,866 shares of restricted stock during fiscal year 2011 with a grant date fair value of $42.89 per share.

(3)
As of October 1, 2011, the named directors held the following number of restricted shares: Mr. Anderson – 4,581; Mr. Chameau – 4,942; Mr. Hegarty – 4,942; Ms. Liggett – 3,202; Mr. Murray – 3,202; Ms. Samardzich – 4,942; and Ms. Steinel – 3,951.

(4)	Reflects cash dividends paid on unvested restricted stock awards in fiscal 2011.
(5)
Represents amounts paid to Mr. Murray as an independent director prior to his appointment as interim Chief Executive Officer on August 25, 2011. Amounts paid to Mr. Murray as interim Chief Executive Officer in fiscal 2011 are included in the Summary Compensation Table on page 31.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

THIS SECTION SHOULD BE READ IN CONJUNCTION
WITH THE “AUDIT COMMITTEE REPORT” BELOW.

KPMG LLP (“KPMG”), an independent registered public accounting firm, has been our independent registered public accounting firm since May 31, 2002. The Audit Committee has selected KPMG to serve as our independent registered public accounting firm and to serve as auditors for the fiscal year ending September 29, 2012. Shareholder ratification of the appointment is requested. Consistent with our Audit Committee Charter and the requirements of the Sarbanes Oxley Act of 2002 and applicable rules and regulations of the SEC and the NASDAQ Stock Market, the ratification of the appointment of independent auditors by the shareholders will in no manner impinge upon or detract from the authority and power of the Audit Committee to appoint, retain, oversee and, if necessary, disengage the independent auditors. In the event the appointment of KPMG is not ratified by the shareholders, the Audit Committee will make another appointment to be effective at the earliest feasible time.

Representatives of KPMG are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Fees and Services

The following table presents aggregate fees for professional services rendered by KPMG in fiscal years 2010 and 2011 for the audit of our annual financial statements and for other services.

	Fiscal Year ($000’s)

	2010	2011
Audit Fees(1)	$1,192	$1,565
Audit-Related Fees(2)	15	15
Tax Fees(3)	21	20
All Other Fees	—	—
Total fees	$1,228	$1,600

(1)	Includes annual audit of consolidated financial statements and Sarbanes-Oxley Section 404 attestation services.
(2)	Audit-related fees consist of fees for audits of our employee benefit plan.
(3)	Tax fees consist of fees for tax compliance and tax consultation services.

The amounts in the table do not include out-of-pocket expenses incurred by KPMG. The Audit Committee pre-approved all non-audit services described in the table. The Audit Committee has determined that the provision of the services identified in the table is compatible with maintaining the independence of KPMG.

Pre-Approval Policy

The Audit Committee’s current practice on pre-approval of services performed by the independent registered public accounting firm is to require pre-approval of all audit services and permissible non-audit services. The Audit Committee reviews each non-audit service to be provided and assesses the impact of the service on the firm’s independence. In addition, the Audit Committee has delegated authority to grant certain pre-approvals to the Audit Committee Chair. Pre-approvals granted by the Audit Committee Chair are reported to the full Audit Committee at its next regularly scheduled meeting.

Board Voting Recommendation

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE PROPOSAL
TO RATIFY THE APPOINTMENT OF KPMG LLP.

AUDIT COMMITTEE REPORT

The Audit Committee is presently composed of three directors who are independent, as defined by the applicable rules for companies listed on the NASDAQ Stock Market. The Audit Committee operates under a written charter adopted by the Board, a copy of which is available to shareholders on our website at www.mts.com (select “Investor Relations” and click on “Corporate Governance”).

Management is responsible for our internal controls over the financial reporting processes. The independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements and internal controls in accordance with auditing standards generally accepted in the United States and for issuing reports on such audit. The Audit Committee’s responsibility is to monitor and oversee these processes.

Management has represented to the Audit Committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and extensively discussed the consolidated financial statements with management and KPMG, our independent registered public accounting firm.

In reviewing our fiscal 2011 audited consolidated financial statements, the Audit Committee discussed with KPMG matters required to be discussed by Statement on Auditing Standards No. 61. KPMG also provided to the Audit Committee the written disclosures required by Independence Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with KPMG that firm’s independence.

Based upon the Audit Committee’s discussions with management and KPMG and the Audit Committee’s review of the representations of management and the reports of KPMG, the Audit Committee recommended that the Board include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended October 1, 2011, which was filed with the SEC on November 30, 2011.

SUBMITTED BY THE AUDIT COMMITTEE
OF THE COMPANY’S BOARD OF DIRECTORS

Gail P. Steinel (Chair)          Jean-Lou Chameau          David J. Anderson

Risk Considerations in Our Compensation Programs

During fiscal 2010, management conducted a thorough risk assessment described below to evaluate the risks associated with the Company’s compensation practices, policies and programs for all employees, including the named executive officers. Based on this review and assessment, management and the Compensation Committee concluded at that time that our compensation program does not encourage excessive or inappropriate risk-taking that is reasonably likely to result in a material adverse affect on us.

During fiscal 2011, management revisited this risk assessment by identifying and analyzing any changes in compensation policies and practices that had been made since the fiscal 2010 assessment had been conducted. Management determined that no significant changes had been made and no undue compensation risk was identified. Because no significant changes were made from the prior year, management and the Compensation Committee concluded that risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

The fiscal 2010 risk assessment was conducted with the assistance of the Compensation Committee’s independent consultant, Towers Watson. Compensation programs were reviewed broadly, including a qualitative analysis of program designs and corporate governance processes, as well as an analysis of directional alignment of historical pay and performance outcomes. Members of the Board and senior management were interviewed to gain a variety of perspectives on risk. Questions centered on how the Company currently identifies and measures various types of risk, the roles and responsibilities of players in the risk management process, and the level of risk encouraged or mitigated by the Company’s current compensation plans.

As part of this risk assessment process, management and the Compensation Committee identified several components of our compensation programs that effectively reduced risk. Following the fiscal 2011 review and analysis, the Compensation Committee reaffirmed that these components, set forth below, continue to reflect our position on compensation risk:

●	Our use of different types of compensation provides a balance of short-term and long-term incentives with fixed and variable components;

●
Our compensation plan design and the governance processes work together to minimize exposure to excessive risk, while creating a focus on operational activities that contribute to long-term shareholder value creation;

●
The metrics used to determine the amount of a participant’s bonus under our short-term incentive plans focus on a combination of Company-wide metrics and business unit performance using a balance of profitability and capital efficiency measures;

●	Our bonus plans impose threshold and maximum payout levels on bonus awards to limit windfalls;

●	Commission-based payments represent a limited component of our historical overall compensation program;

●	Our programs include clawback provisions and allow the use of negative discretion for our named executive officers;

●	Our stock ownership guidelines discourage excessive risk taking; and

●	Our system of internal controls places a strong focus on avoiding undue financial risk through rigorous review processes.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

We are a leading global supplier of test systems and industrial position sensors. Our operations are organized and managed in two business segments, the Test segment and the Sensors segment. The Test and Sensors segments represented approximately 80% and 20%, respectively, of our revenue for fiscal 2011. Sales outside of the United States, including export sales from U.S. businesses, accounted for approximately 70% of our revenue in fiscal 2011.

Our compensation policies and objectives during fiscal 2011 were influenced by a variety of factors, including uncertainty regarding the extent to which worldwide economic conditions would continue to impact our operating results. Our operating results had improved in fiscal 2010 over fiscal 2009, with particular strengths in increased orders and improved earnings per share, but uncertainty about prospects for 2011 remained. In addition, uncertainty increased during the fiscal year with the investigation initiated in January 2011 by the U.S. Department of Commerce and the U.S. Attorney’s Office for the District of Minnesota and the related suspension imposed by the U.S. Department of the Air Force, which began in March 2011 and was lifted in September 2011. This temporary suspension barred the Company from U.S. Government contracting and from directly or indirectly receiving the benefits of federal assistance programs during that time.

As a result of this uncertainty related to the economy and how it would impact our industry and our business, and as a reaction to the government investigation and suspension, the Compensation Committee (for purposes of this Compensation Discussion and Analysis, the “Committee”) took a conservative approach to compensation programs in fiscal 2011, while also focusing on attracting and retaining top talent to manage the Company in challenging circumstances. Highlighted below are some of the key actions and decisions with respect to our executive compensation programs for fiscal 2011 as approved by the Committee with counsel from its independent compensation consultant, Towers Watson:

●	Strong Performance-Based Compensation Awards and Payouts. Our executive compensation is tightly linked with performance.

●
As with past years, we adopted an Executive Variable Compensation (EVC) Plan through which the named executive officers were eligible to earn cash incentive compensation based upon achievement of specific financial objectives for fiscal 2011 recommended by the Committee and approved by the Board that are designed to challenge the named executive officers to high performance.

●
The Committee chose to adjust payouts under the EVC Plan to our named executive officers for fiscal 2011 performance downward from the amounts that would have been payable based only on achievement of the fiscal 2011 financial objectives. The Committee exercised its negative discretion because it believed that, in light of the U.S. Department of Commerce investigation and temporary suspension imposed by the U.S. Department of the Air Force, the Company’s and named executive officers’ performance in fiscal 2011 was not completely captured by reference to the financial objectives alone.

●
As named executive officers assume greater responsibility, a larger portion of their total cash compensation is designed to and does become dependent on Company, business unit, and individual performance.

●
The Committee targets annual base salaries around the median base salaries of salary survey data, with the EVC Plan designed to allow the named executive officer to earn above target compensation only when the named executive officer delivers, and as a Company we deliver, performance that is also above our targets.

●
The Committee actively considers the impact of unusual or one-time events on our financial performance in setting the performance goals under the EVC Plan. None of the financial objectives were adjusted on this basis in fiscal 2011.

●
Adjustments to Long-Term Incentive Awards. The Committee decided to grant only stock options to the named executive officers in fiscal 2011 instead of a mix of stock options and restricted stock units so that the named executive officers’ equity ownership results are aligned with our shareholders’ results regardless of the outcome of the U.S. Department of Commerce investigation.

●	Lifting of Salary Freeze. The salary freeze that had been in effect in fiscal 2010 was lifted for fiscal 2011.

●	Appropriate Comparisons. As part of our salary structure analysis, we compare market information, adjusted for revenue size, to current base salaries.

●
In fiscal 2010, we adjusted the market data used to evaluate base salaries by returning to the revenue scope we had used in fiscal years 2006 to 2008. We maintained those lower revenue scopes in fiscal 2011 since the Committee believed that those levels appropriately reflected our Company’s likely revenue outcomes for fiscal 2011. As in past years, the Committee also conducted a proxy review based on comparator companies and then requested Towers Watson to review management’s processes to set salary ranges for our U.S.-based named executive officers.

●
The base salary for Joachim Hellwig, our named executive officer who resides in Germany, was analyzed in the context of a European salary survey in which our Company participated during fiscal 2010. To maintain its commitment to using appropriate, current comparisons to market demands when establishing base salary ranges, the Committee has adopted the practice of analyzing market data for Mr. Hellwig’s position annually, instead of biannually as had been done in the past.

●
Stock Ownership Expectations. Our compensation programs encourage employees to build and maintain an ownership interest in the Company. We have established specific stock ownership guidelines for named executive officers, which were reviewed and updated by the Committee in fiscal 2011 to reference current base salary and average common stock price in determining the fixed number of shares under the guidelines and will continue to be reviewed annually by the Committee.

●	Emphasis on Quality Compensation Practices. We renewed our commitment to several significant compensation practices that we believe contribute to good governance.

●
Our EVC Plan that was approved by shareholders at the fiscal 2009 annual meeting of shareholders held in February 2010 and the 2011 Stock Incentive Plan that was approved by shareholders at the fiscal 2010 annual meeting of shareholders held in February 2011 both contain a recoupment or “clawback” provision. These clawback provisions require a named executive officer to forfeit and allow us to recoup any payments or benefits received by the named executive officer under the EVC Plan or the 2011 Stock Incentive Plan under certain circumstances, such as certain restatements of our financial statements, termination of employment for cause, and breach of an agreement between us and the named executive officer.

●
As described under the Risk Considerations in Our Compensation Programs section, the Committee conducted a review of the Company’s compensation policies and practices for fiscal 2011 and concluded that they do not create risks that are reasonably likely to have a material adverse effect on the Company. The Committee has identified effective risk management as one of its primary compensation objectives.

●
Our compensation consultant is retained directly by and reports to the Committee. Our compensation consultant does not provide any services to management personally and had no prior relationship with any of our named executive officers.

Named Executive Officers in Fiscal 2011

Our named executive officers for fiscal 2011 consist of the following persons, including the two persons who served as our Chief Executive Officer during the fiscal year, the person who served as our Chief Financial Officer during the fiscal year, and our Company’s two other executive officers:

●	Laura B. Hamilton, former Chair and Chief Executive Officer,

●	William V. Murray, interim Chief Executive Officer and President,

●	Susan E. Knight, Chief Financial Officer and Vice President,

●	Joachim Hellwig, Vice President, Sensors Business Unit, and

●	Kathleen M. Staby, Vice President of Human Resources and Strategy.

Ms. Hamilton resigned from the Company by mutual agreement with the Board of Directors effective August 25, 2011. On that date, the Board of Directors named William V. Murray as interim Chief Executive Officer and David J. Anderson as non-executive Chairman of the Board. Both Messrs. Murray and Anderson were serving as independent directors of the Company at the time.

In consideration for a release of claims, covenants not to compete with the Company or disclose confidential information, and certain other provisions contained in the Separation Agreement, dated as of August 25, 2011, by and between the Company and Ms. Hamilton, we provided Ms. Hamilton with severance benefits described in “Potential Payments Upon Termination or Change in Control.” The compensation being paid to Mr. Murray in his capacity as interim Chief Executive Officer is described under the heading “Interim Chief Executive Officer Compensation” later in this Compensation Discussion and Analysis.

Unless otherwise specified, references in this Compensation Discussion and Analysis to decisions made with respect to our named executive officers refer to decisions that applied to Ms. Hamilton before her separation from service and to Ms. Knight, Mr. Hellwig and Ms. Staby. References to the Chief Executive Officer are to Ms. Hamilton.

Executive Compensation Philosophy and Objectives

Our philosophy for compensating executives is to provide fair total cash compensation consistent with job markets in which we compete and reward performance. Compensation levels for the named executive officers reflect base salary for the executive’s role at our Company, the market value of the position, performance in that position and the opportunity for additional rewards when we either meet or exceed business objectives that are supportive of the business strategy. To attract and retain the best people, we offer meaningful rewards when executives, their business unit, and the Company as a whole achieve specific business goals or when successful individual performance is demonstrated. Performance rewards fluctuate based on the results of established objectives and provide executives with the opportunity to earn additional compensation beyond their base salary.

We structure our compensation components to support our overall compensation philosophy and the following executive compensation objectives:

●	to establish and maintain a systematic compensation program whereby executives are compensated in relation to their level of responsibilities and their work performance;

●	to maintain a program which will enable us to attract and retain qualified and competent executives;

●	to provide flexibility within the compensation program to meet changing competitive and economic conditions;

●	to maintain equitable and consistent relationships between positions within the Company;

●	to ensure that compensation policies and practices are consistent with effective risk management; and

●	to align executive and shareholder interests.

We believe our compensation philosophy and objectives reflect a responsible balance of competitive compensation, sound risk management and accountability to shareholders.

Information Used in the Compensation Process

Compensation Consultant

Under the Committee’s charter, the Committee has the authority to select, retain and compensate executive compensation consultants and other experts as it deems necessary to carry out its responsibilities.

For assistance with fiscal 2011 compensation, the Committee engaged Towers Watson, an executive compensation consultant, to provide it with information regarding compensation of named executive officers, non-executive officers and directors. Specifically, Towers Watson was asked by the Committee to (1) review the analysis prepared by our management of executive compensation for each cash component of compensation (base salary and short-term incentive compensation) and provide feedback regarding management’s analysis of compensation-related data, (2) provide information regarding competitive compensation values of long-term incentive compensation to help the Committee in deliberations related to long-term equity decisions, (3) provide information to aid with the compensation decisions made in conjunction with Ms. Hamilton’s termination of service, Mr. Murray’s appointment to the interim Chief Executive Officer position and the creation of the non-executive Chairman of the Board position, (4) provide data on appropriate compensation to be paid to members of the Audit Committee for their service on the Audit Committee/Special Purpose, (5) provide information and considerations as to the appropriate effect the government investigation and suspension should have on total compensation, and (6) review and provide information on the comparator group used to confirm survey data related to some of our named executive officer positions. The Committee also engaged Towers Watson to conduct a thorough review our EVC Plan, including a market trend analysis and an internally focused review on the program’s effectiveness. This EVC Plan review began in March 2011 and thus did not inform the design of our EVC Plan awards for fiscal 2011.

Determining Competitive Compensation

The Committee annually assesses “competitive market” compensation for each component of compensation using a number of sources.

The Committee went through much the same process as in prior years reviewing relevant information relating to base salaries. For fiscal 2011, as in past years, our management developed a base salary benchmark tool for the Committee based upon executive salary survey data that was adjusted for comparability by business, revenue, executive position, and age of data. For fiscal 2011, executive salary survey data for U.S.-based executives was obtained from Towers Watson’s Data Services Survey Report on Top Management Compensation and Mercer’s Executive Compensation Survey. For Mr. Hellwig, who resides in Germany, executive salary survey data was obtained from the Towers Watson CompSource 2011 General Industry Survey for Germany. The results of the benchmark tool were then referenced against proxy compensation data from our comparator group, described below, as a supplemental data source. Towers Watson then reviewed the benchmark tool to give the Committee feedback regarding the methodology.

For each position, the base salary benchmark tool produces a median and a competitive salary range, with the minimum and maximum end of the range at approximately 80% and 120% of the median, respectively. The Committee used the benchmark tool to assess the median and range of competitive salaries for fiscal 2011 and compare these to the base salaries for the named executive officers to determine the need for adjustments.

Our direct competitors are either privately owned companies or business units within much larger public companies. A broad and reliable base of compensation data from these companies is not readily available. Accordingly, the comparator group we use to confirm the base salary data from our benchmark tool consists of durable goods manufacturing companies, most of which do not compete with us directly but several of which compete with us for management talent. Our comparator group is reviewed on an annual basis by the Committee. Our comparator group for fiscal 2011 consists of the following companies:

Actuant Corporation	Hurco Companies Inc.
Arctic Cat Inc.	Measurement Specialties Inc.
Axcelis Technologies Inc.	Mettler-Toledo International Inc.
Badger Meter Inc.	MKS Instruments Inc.
Brooks Automation Inc.	Moog Inc.
Cabot Microelectronics Corp	National Instruments Corporation
Cohu Inc.	Perceptron Inc.
CyberOptics Corporation	Roper Industries Inc.
Dionex Corporation	Symmetricom Inc.
ESCO Technologies Inc.	Tennant Company
FARO Technologies Inc.	Teradyne Inc.
Graco, Inc.

For short-term cash incentive compensation, which for fiscal 2011 was delivered to the named executive officers through the EVC Plan, the Committee also reviewed market data and executive salary survey information that had been compiled and adjusted by management and Towers Watson. For each of the named executive officers, other than Mr. Hellwig, the Committee compared the target amounts under the EVC Plan for fiscal 2011 to the survey information relating to median amount of non-salary cash compensation paid to executive officers as a percentage of base salary.

Additionally, Towers Watson prepares for the Committee an annual analysis of long-term equity incentive compensation. The analysis includes a market review of our equity grant structure, comparing the value of our long-term incentive award guidelines to market data. For fiscal 2011, comparative information was obtained from Towers Watson’s 2010 Executive Compensation Database long-term incentive tables for companies with revenues less than $1 billion. The Committee used this data to establish competitive guideline ranges and median values for equity awards to the named executive officers.

Role of Management

In determining compensation for named executive officers, other than the Chief Executive Officer, the Committee solicits input from the Chief Executive Officer regarding the duties and responsibilities of the other named executive officers and the results of performance evaluations. The Chief Executive Officer also recommends to the Committee the base salary for all named executive officers and, in developing his or her recommendations, may request input from the Vice President of Human Resources and Strategy from time to time relating to base salaries of the named executive officers (other than his or her own). The Chief Executive Officer, Chief Financial Officer and Vice President of Human Resources and Strategy develop recommendations for the Committee regarding the financial performance goals under the EVC Plan and the minimum, target and maximum levels of achievement of the performance goals. The Chief Executive Officer and Vice President of Human Resources and Strategy are invited to attend meetings of the Committee from time to time.  No named executive officer attends any independent director executive session of the Committee or is present during deliberations or determination of such named executive officer’s compensation.

The Committee makes recommendations to the Board regarding compensation for the named executive officers, other than the Chief Executive Officer.  With respect to the Chief Executive Officer, the Committee makes recommendations to the independent directors, which is the full Board except for the Chief Executive Officer.

Shareholder Vote

At our last annual meeting of shareholders held on February 9, 2011, we asked our shareholders to approve, by advisory vote, the compensation of our named executive officers as described in the Compensation Discussion and Analysis, the compensation tables, and the related disclosures contained in our proxy statement for that annual meeting.  The proposal was approved by our shareholders with 97% of the votes cast being “for” approval and only 3% of the votes cast being “against” approval.  In light of the overwhelming approval by our shareholders of our named executive officers’ compensation, the Committee did not make changes in our compensation policies and practices in response to the shareholder vote.

Components of Compensation

During fiscal 2011, the components of our executive compensation programs consisted of base salary, short-term cash incentive, long-term equity incentive, broad-based benefits and other perquisites.  The named executive officers were eligible to participate in the same benefit programs as were available to our other employees.

In the following table we have outlined our main objectives regarding:

●	Why we choose to pay each component;

●	The basis for payment of each component or what each component is designed to reward; and

●	How we determine the amount for each component.

How Component Was Determined
Element of Compensation	Why Component is Paid & Basis for Component	for Named Executive Officers for Fiscal 2011

Base Salary	To provide a fixed level of competitive income, based on:	Within range of competitive pay, targeted to median of market data
● the individual’s scope of responsibility

● the individual’s level of performance and experience

Element of Compensation	Why Component is Paid & Basis for Component	How Component Was Determined for Named Executive Officers for Fiscal 2011

Short-Term Cash Incentive
To provide focus and rewards for achievement of fiscal year financial goals:

●   EVC Plan, with Committee-determined performance goals and minimum/target/maximum levels of achievement for each named executive officer

●    Performance goals for fiscal 2011:

—   Earnings Per Share (“EPS”) weighted at 30%

—   Earnings Before Interest and Taxes (“EBIT”) weighted at 30%

—   Revenue weighted at 25%

—   Working Capital as a Rate to Revenue (“WCRR”) weighted at 15%

Performance based
Long-Term Equity Incentive
To provide an incentive for delivering long-term shareholder value, to align interests of executives and shareholders, and to retain executives

●    Value of awards determined with reference to grant guideline ranges

●    Value based on recipient’s responsibilities, individual performance, previous awards granted and progress toward satisfying the stock ownership guidelines

●    Delivered through stock options, restricted stock units (RSUs), or a combination thereof, each vesting in equal installments over a 3-year period

Value of equity awards designed to be within the range of competitive pay, targeted to median of market data

Award consisted of stock options only so that the named executive officers’ equity ownership results will be aligned with the results of our shareholders regardless of the outcome of the U.S. Department of Commerce investigation

Element of Compensation	Why Component is Paid & Basis for Component	How Component Was Determined for Named Executive Officers for Fiscal 2011

Benefits
To provide competitive retirement and health benefits

U.S.-based named executive officers participate in most of the same benefit plans made available to our other U.S.-based employees. They include:

●     Retirement savings plan with a Company match and annual fiscal year contribution as a percentage of earnings

●     Disability and life insurance

●     Health and welfare (medical, vision and dental)

U.S.-based named executive officers also are eligible to participate in our non-qualified Executive Deferred Compensation Plan, which allows us to provide non-qualified benefits that are identical to the tax-qualified plan benefits but on income above the allowable level of the qualified plans.

One of our named executive officers, Mr. Hellwig, who resides in Germany, does not participate in our benefits programs available to U.S. employees.  In accordance with his employment agreement, we make an annual contribution on Mr. Hellwig’s behalf to a retirement pension insurance fund.
Based upon competitive market
Perquisites	To provide limited executive perquisites •All of our named executive officers received either a car allowance or use of a Company-owned automobile	Based upon competitive market

Determining Mix of Compensation

The Committee does not have a set policy or formula for weighting the elements of compensation for each named executive officer. Instead, the Committee considers market factors relevant to that executive and his or her tenure, role within the Company and contributions. In general, as named executive officers assume greater responsibility, a larger portion of their total cash compensation is payable as short-term cash incentive, which is variable based on performance, as opposed to base salary, and a larger portion of their total direct compensation (that is, compensation other than benefits and perquisites) comes in the form of long-term equity incentive.

For fiscal 2011, the target amounts of the Chief Executive Officer’s compensation was divided between the compensation elements as follows: 42% long-term equity incentive, 33% base salary, 23% short-term cash incentive, and 2% other compensation. The target amounts of the total direct compensation for each of the other three named executive officers were within the following ranges: 16%-33% long-term equity incentive, 43%-56% base salary, and 19%-21% short-term cash incentive.

Fiscal 2011 Base Salaries

Annually, the Committee makes recommendations to the Board on base salaries for named executive officers, other than the Chief Executive Officer, and makes recommendations to the independent directors of the Board regarding the base salary of the Chief Executive Officer. These recommendations are based upon a number of factors, including competitive salaries and individual performance.  The recommendations are made in November of each year, and any resulting adjustments to base salaries take effect in the following January.

As in prior years, the Committee reviewed base salary datasets developed by our management and Towers Watson as the Committee considered adjustments to base salaries for fiscal 2011.  These datasets provided the Committee with information regarding median level of base salary for each named executive officer position and a range of competitive base salaries.  The Committee’s review of the salary surveys used suggested that the range for competitive base salaries had increased and shifted upward by approximately 1.8% from fiscal 2010 to fiscal 2011 for U.S.-based named executive officer positions other than the Chief Executive Officer and was static for the Chief Executive Officer.  The peer group proxy review reflected no significant differences from the survey data.

The European salary survey data the Committee reviewed this year indicated that a larger market adjustment was in order for Mr. Hellwig’s base salary.  The new data included a more in-depth review of pay practices within the German market than what the Committee had been using in prior years and suggested that Mr. Hellwig’s base salary would need to be adjusted upward 10% to be slightly above median for the relevant market based on his experience and contribution to the organization. Going forward, Mr. Hellwig’s base salary will be compared to similar market data annually.

Additionally, we have a systematic approach for evaluating the performance of our named executive officers, with base salaries affected primarily by the performance evaluation for the prior fiscal year.  The process begins by establishing specific, individualized performance goals at the beginning of the fiscal year for each named executive officer, as well as identifying or reaffirming the core competencies of the position.  The Chief Executive Officer proposes individual performance goals that are reviewed by the Committee and approved by the independent members of the Board.  The Chief Executive Officer works with the other named executive officers to establish appropriate individual performance goals for the other named executive officers.  These individual performance goals relate to our customers and our market, organizational improvements, and financial measures.

The Chief Executive Officer regularly provides reports and updates throughout the year regarding his or her progress toward achievement of these individual performance goals.  The performance of the named executive officer is assessed by the independent directors of the Board, in the case of the Chief Executive Officer, or by the Chief Executive Officer, in the case of the other named executive officers.  As part of this performance review, the independent directors of the Board or the Chief Executive Officer, as the case may be, considers the named executive officer’s demonstration of competencies of that executive’s role and achievement of the individual performance goals established for that fiscal year.

Following fiscal 2010, the independent directors evaluated the performance of the Chief Executive Officer for the purposes of recommending her 2011 base salary and specifically evaluated her achievement of her individual performance goals for fiscal 2010.  The Chief Executive Officer conducted a similar performance review for the other named executive officers for the purposes of recommending their 2011 base salaries and provided the Committee with a summary of the performance review results for each of the other named executive officers.  In view of the variety of the factors and the amount of information considered as well as the complexity and subjectivity of these matters, the Committee did not find it practical to, and did not attempt to, make specific assessments of, quantify, rank or otherwise assign relative weights to the individual performance goals of any named executive officer.  Likewise, the Committee did not attempt to specifically quantify or mathematically correlate the effect upon a named executive officer’s base salary for 2011 of that named executive officer’s performance evaluation.

Based on the market analysis and performance evaluations conducted early in fiscal 2011, the Committee recommended increases in the base salaries for the U.S.-based named executive officers ranging from 3.0% to 4.8%.  In light of the market analysis that was performed with respect to Mr. Hellwig’s position, his significant qualifications and the quality of his performance over the past several fiscal years, the Committee recommended that his base salary be increased by 14%, with 10% of the increase attributable to the market adjustment mentioned above.

The following table shows the base salaries for the named executive officers for fiscal 2011, as well as the proximity of the fiscal 2011 base salary to the median of the market data for the same or similar position.

Named Executive Officer	Fiscal 2011 Annualized Base Salary	Fiscal 2011 Annualized Base Salary as a Percent of Median of Base Salary Comparable
Laura B. Hamilton	$550,000	90%

Susan E. Knight	$333,342	111%

Joachim Hellwig (1)	€244,940	104%

Kathleen M. Staby	$254,177	104%

(1)	Annualized base salary in Euros for fiscal 2011 is approximately $339,560, using the average exchange rate of $1.38630 for fiscal 2011.

Design of EVC Plan and Review of 2011 Performance

Consistent with its compensation philosophy and the objectives of annual cash incentive programs generally, the Committee implemented the EVC Plan as our performance-based short-term cash incentive program.

Under the EVC Plan, the named executive officers were eligible for cash bonuses depending upon our financial performance as compared to four performance goals and market competitive short-term incentive targets appropriate to their position. The four performance goals selected by the Committee and approved by the Board for fiscal 2011 were the same as were selected for fiscal 2010, except that the EBIT Rate to Revenue measure used in fiscal 2010 was changed to be EBIT for fiscal 2011, as had been the case in years prior to fiscal 2009, as a result of the increased economic certainty and revenue stabilization the Company has been experiencing. The Committee also weighted the four performance goals for fiscal 2011 in the same manner as fiscal 2010. The minimum, target and maximum amounts selected for each goal, however, were more challenging for fiscal 2011 than they were for fiscal 2010 in recognition of our improved financial outlook at the beginning of fiscal 2011 when the goals were set.

The Committee determined the performance goals under the EVC Plan as part of our annual planning process and selected these four performance goals as critical to our success in fiscal 2011. The Committee believes the combination of performance goals selected for the EVC Plan provide an appropriate balance between income statement and balance sheet management while also focusing on shareholder value. The following is a summary of the four performance goals and their relative weighting:

Goal	Description	Weight
EPS	Earnings per share for fiscal 2011	30%

EBIT	Earnings before interest and taxes for fiscal 2011	30%

Revenue	Revenue for fiscal 2011	25%

WCRR	Working capital as a rate to revenue for fiscal 2011 (as a percentage, calculated by dividing working capital by revenue)	15%

For Ms. Hamilton, Ms. Knight and Ms. Staby, all performance goals were total Company measures. For Mr. Hellwig, the EPS performance goal was a total Company measure, but the remaining measures were determined based upon achievement by the Sensors business unit. The Committee established performance goals based on business unit (rather than total Company) performance for Mr. Hellwig to reflect his accountability for the performance of that business unit. The Committee also believes that the leader of the business unit has a meaningful opportunity to directly impact the achievement of the performance goals through his individual performance as the leader of that business unit.

The Committee also established minimum, target and maximum levels of achievement for each of the performance goals. Achievement of any of the performance goals at less than target level would result in a decreasing bonus until the achievement fails to meet the minimum performance goals, at which point the named executive officer would be entitled to no payout relating to that goal. Regardless of the achievement as compared to the performance goals, payouts relating to each performance goal under the EVC Plan was capped at two times and therefore, no participant could receive a payout more than 200% of the weighting assigned to that performance goal. For fiscal 2011 the Committee added a hurdle for the WCRR goal, representing the point above which a 50% payout would begin and below which there would be no payout relating to the WCRR goal. The Committee included the hurdle to ensure that no payouts would be made with respect to the WCRR goal at lower performance points. Therefore, for fiscal 2011 payouts for any of the goals could range from 0% to 200% of target, but there could be no payouts for the WCRR goal between 0% and 50% of target.

In addition, since the Committee believes the EPS performance goal provides a strong link between the incentive program and shareholder value, if the target level of EPS achievement was not met, EVC Plan participants would be limited to target payout under the plan regardless of the results of all performance goals. Within this provision of the EVC Plan, if the EPS target is not met an executive may receive a payout in excess of 100% for an individual performance goal so long as the executive’s aggregate payout under the EVC Plan is not in excess of 100%.

The table below shows the bonus amounts as a percentage of their respective base salaries that would be earned by the named executive officers under the EVC Plan upon our achievement of the target and maximum for each performance goal.

Named Executive Officer	% of Fiscal 2011 Base Salary at Target Achievement	% of Fiscal 2011 Base Salary at Maximum Achievement
Laura B. Hamilton	70%	140%

Joachim Hellwig	35%	70%

Susan E. Knight	50%	100%

Kathleen M. Staby	35%	70%

Target levels of achievement of each performance goal were set based on the expected results for fiscal 2011 under our business plan. Minimum and maximum levels of achievement were set based upon various factors, including the degree of difficulty inherent in the business plan and achievement of the target, our historic financial performance, and continuous improvement expectations. For the business unit performance goals, the Committee also considered the percentage of contribution to our overall financial performance by that business unit and size of the business unit. The EVC Plan is designed so that payout should occur 80% of the time for any one goal.

The differences among the named executive officers of the bonus opportunity at the target level was primarily a function of their position within our Company and the corresponding grade level assigned to that position. Named executive officers with the same grade level were assigned the same bonus opportunity at the target level. The Committee has historically set the bonus opportunity at the target level at the same percentage for the same positions each year, with adjustments being made annually to the other primary factors affecting payout under the EVC – base salaries and the performance goals. However, the Committee reviews, primarily for trend information, data from our compensation survey analysis and our group of comparator companies relating to the median short-term compensation earned at comparable companies by executive officers in comparable positions.

The table below sets forth for fiscal 2011 the corporate minimum, target, and maximum levels for each performance goal as established under the EVC Plan, as well as the actual achievement of that performance goal for fiscal 2011 and the percentage above the target level of that achievement.

Corporate Goal (1)	Minimum		Target	Maximum	Result	Percent of Target Achieved
EPS	$1.36		$1.98	$3.96	$3.24	164%

EBIT (in 000)	$33,500		$48,000	$96,000	$74,220	155%

Revenue (in 000)	$350,000		$409,000	$560,000	$467,368	139%

WCRR	23.6	% (2)	19.3%	9.7%	20.1%	91%

(1)
Specific business unit performance goals and their corresponding minimum, target and maximum amounts are not disclosed due to the competitive harm of such disclosure. In general, the Committee sets target goals for the business unit to be achievable if the business unit executes its business plan reasonably well, minimum goals should be achieved a majority of the time, and maximum goals will be very challenging to meet.

(2)	Represents the hurdle performance required at which 50% payout begins.

Based on the results for fiscal 2011, the potential payouts to each named executive officer under the EVC Plan by performance goal were calculated as follows based upon their respective fiscal 2011 base salaries:

		Named Executive Officer and Potential Payout Attributable to Performance Goal (1)
Performance Goal	% Achieved	Susan E. Knight	Joachim Hellwig (2)	Kathleen M. Staby
EPS	164%	$81,088	$56,553	$43,156

EBIT	155%	$76,624	$42,418	$40,780

Revenue	139%	$57,254	$34,660	$30,472

WCRR	91%	$22,497	$0	$11,973

Total	144%	$237,463	$133,631	$126,381

Total as % of Target		144%	116%	144%

(1)
Under the terms awards made under the EVC Plan, a participant in the EVC Plan must have been employed at the end of the fiscal year to be eligible for a payout under the EVC Plan. Because Ms. Hamilton’s separation from service was effective August 25, 2011, she was not eligible for a payout under the EVC Plan.

(2)
Achievement of performance goal relating to EBIT, Revenue and WCRR of corporate performance for fiscal 2011 does not apply to Mr. Hellwig. Amounts attributable to each of these measures represents amounts attributable to actual achievement in fiscal 2011 by the Sensors business unit of the performance goal noted. Currency converted from Euros to U.S. Dollars using the average exchange rate of $1.38630 for fiscal 2011.

In light of the U.S. Department of Commerce investigation and temporary suspension imposed by the U.S. Department of the Air Force, the Committee chose to adjust each named executive officer’s potential payout downward. The actual amounts paid to each named executive officer under the EVC Plan for fiscal 2011 are as follows: Ms. Knight — $189,970; Mr. Hellwig — $126,949; and Ms. Staby — $101,105. The Committee believes that the adjusted amounts more accurately reflect the Company’s and named executive officers’ performance in fiscal 2011 than the amounts calculated above with reference only to achievement of the financial objectives.

The Committee has selected EPS, EBIT, Revenue and Orders for the performance goals in fiscal 2012. The Orders goal will replace the Working Capital Rate to Revenue goal used in previous years. The Committee believes that focusing on Orders is appropriate to achieve overall Company growth and improve shareholder value. Targets established for each of the performance goals focused on growth over the previous year’s performance, with no payout available on any one goal if performance results fall below fiscal 2011 results. Weightings assigned to each goal will remain the same as in fiscal 2011.

Fiscal 2011 Long-Term Incentive Awards

For fiscal 2009 and 2010, our long term-incentive awards consisted of stock options and restricted stock units granted to the named executive officers at the discretion of the Committee and approved by the Board of Directors for the named executive officer other than the CEO and the independent directors of the Board for the CEO. The Committee chose to award both stock options and restricted stock units during those years instead of stock options only, which had been the Company’s prior practice, primarily because of the retention benefits presented by restricted stock units, which account for stock price volatility due to external factors outside management performance, and to reflect a growing market practice of using two equity vehicles for incentive compensation.

However, for fiscal 2011 the Committee and the independent directors of the Board granted long-term incentive awards to the named executive officers in the form of stock options only. When making its grant decisions in May 2011, the independent directors of the Board identified the following reasons for changing the grant practice from the prior two years: (1) the U.S. Department of Commerce investigation of the Company was ongoing with an uncertain outcome; (2) while restricted stock units have an inherent underlying value independent of performance or events, options do not; (3) a grant consisting of 100% options aligns the executives with shareholders regardless of the outcome of the U.S. Department of Commerce investigation; and (4) the independent directors believed it was important to treat all of the named executive officers consistently.

The Committee and independent directors determined that the value of the awards to be granted would be based on performance and potential and would remain independent of concerns regarding the U.S. Department of Commerce investigation. In determining the number of shares to grant, the Committee reviewed the equity grant structure developed for fiscal 2011, which established grant guideline ranges (minimum, target, and maximum) for each named executive officer based upon Towers Watson’s analysis of market data. The grant guideline range was between 22% below to 22% above the target opportunity. Towers Watson provided the Committee with information as to the dollar value and number of options necessary to provide compensation comparable to the median of market for comparable positions for each named executive officer.

After reviewing this information, the Committee and independent directors determined to award an aggregate level of value that was comparable to what was awarded to the named executive officers in fiscal 2010. The value of awards to individual named executive officers varied somewhat from their respective awards in fiscal 2010 and from the target amounts to reflect scope of responsibility, individual performance, previous awards granted, and progress toward satisfying the stock ownership guidelines. The Committee did not quantify or assign weights to these other criteria. The individual awards ranged from 20% below target to 20% above target.

The following table shows for each of the named executive officers the number of shares underlying the stock option award and the value of the award, as well as a comparison to the target amount established for each position. These awards were approved by the Committee and the Board in May 2011 and, under our equity grant policy, granted on the first business day of the fiscal fourth quarter (July 5, 2011). The options are all non-qualified stock options that vest in incremental installments of one-third per year commencing on the first anniversary of the date of grant and expire five years after the date of grant.

Named Executive Officer	Number of Shares Underlying Stock Options	Value of Award	Value of Award as Percent of Target Award Value
Laura B. Hamilton(1)	80,000	$755,696	100%

Joachim Hellwig	12,000	$113,354	120%

Susan E. Knight	16,000	$151,139	80%

Kathleen M. Staby	10,000	$94,462	100%

(1)	Upon the termination of Ms. Hamilton’s employment on August 25, 2011, all of her unvested stock option were forfeited. Therefore, she did not receive any value from the award reported above.

Compensation Policies

Stock Incentive Grant Policy. The Committee recognizes the importance of adhering to specific practices and procedures in the granting of stock incentives. Accordingly, the Committee has developed a formal policy relating to the grant of stock incentives. Our policy is that grants of stock incentives, other than new hire grants, will be made by the Committee once per year. Our practice has been that the Committee meets in May each year in order to approve the awards and, as specified in our grant policy, the awards will have a grant date that is the first business day of the fiscal fourth quarter. Stock incentive awards to our Chief Executive Officer are approved by the independent directors of the Board following a recommendation by the Committee. Our policy is that the grant date awards by the Committee to new hires will be the 15th day of the month following the month of hire or, if the market is closed that day, the first prior business day in which the market is open.

Under the grant policy, the Committee may delegate authority to make awards to a subcommittee consisting only of independent directors or to one or more executive officers. The Committee delegated authority to the Chief Executive Officer to make awards of stock options, restricted stock units or a combination of stock options and restricted stock units, other than to our executive officers, under our 2011 Stock Incentive Plan on July 5, 2011, the first business day of the fourth quarter of fiscal 2011. In connection with this delegation of authority, the Committee limited the awards to 240,000 shares of stock, with each restricted stock unit granted reducing the total shares available for grant by 2.5 shares.

Engagement of Compensation Consultant. The Committee has the sole authority to retain or replace the compensation consultant and the compensation consultant reports to the Committee. For fiscal 2011, the Committee engaged Towers Watson as its compensation consultant. In order to ensure the consultant is free from influence that could compromise its work for the Committee and to ensure its accountability to the Committee, the Committee from time to time analyzes information relating to the independence of the compensation consultant and the relationships among the consultant, management and the company.

Executive Compensation Clawback Policy. We added a recoupment or “clawback” provision to our EVC Plan that was approved by shareholders at the fiscal 2009 annual meeting of shareholders held on February 10, 2010. Our 2011 Stock Incentive Plan, which was approved by our shareholders at the fiscal 2010 annual meeting of shareholders held on February 9, 2011, contains a similar provision. These clawback provisions require an executive officer to forfeit and allow us to recoup from the executive officer any payments or benefits received by the executive officer under the EVC Plan or the 2011 Stock Incentive Plan under certain circumstances, such as certain restatements of our financial statements, termination of employment for cause, and breach of an agreement between us and the executive officer.

Stock Ownership Guidelines. To align our named executive officers’ interests with our shareholders’ interests, the Committee expects our named executive officers to acquire significant equity ownership in the Company. Accordingly, we have adopted stock ownership guidelines requiring each named executive officer to achieve an equity ownership level equal to a specified multiple of his or her base salary within five years of being appointed as a named executive officer or within five years of change in named executive officer status resulting in an increased required level of ownership. The minimum equity ownership levels as a multiple of base pay are as follows: five times for the Chief Executive Officer; three times for the Chief Financial Officer and any Senior Vice President; and one times for other named executive officers.

Our independent directors have also imposed upon themselves a guideline for achieving significant equity ownership. Our independent directors are expected to achieve an ownership of our Common Stock equal to a minimum of five times their annual cash retainer.

The following types of share ownership are counted toward satisfaction of our equity ownership guidelines: (i) shares owned outright or controlled by the named executive officer or director or his or her immediate family members residing in the same household, (ii) shares acquired upon stock option exercise, (iii) shares held in our employee stock purchase plan, (iv) shares of restricted stock issued as part of an executive’s long-term compensation, whether or not vested and (v) shares underlying restricted stock units only when vested and held.

Although certain of our named executive officers and directors are not required to meet the applicable guidelines until five years from the date he or she first becomes subject to the guidelines, the Committee reviewed the progress of the named executive officers and directors toward the ownership guidelines as of the end of fiscal 2011 and determined that all of the named executive officers and directors either met the ownership guidelines as required or were on track for meeting the ownership guidelines within the established timeframes.

Tax Deductibility of Compensation. Section 162(m) of the Internal Revenue Code limits our ability to deduct compensation in excess of $1 million paid to the Chief Executive Officer or any of the three other most highly compensated executive officers (other than the Chief Financial Officer), unless the compensation qualifies as “performance-based compensation.” Among other things, in order to be deemed performance-based compensation, the compensation must be based on the achievement of pre-established, objective performance criteria and must be pursuant to a plan that has been approved by our shareholders. The EVC Plan and the 2011 Stock Incentive Plan have each been structured with the intention that our deduction for compensation paid under these plans would qualify as “performance-based compensation” and be tax-deductible to us under Section 162(m) of the Internal Revenue Code. The Committee intends to continue its practice of paying competitive compensation in order to attract and retain the senior executives necessary to manage business in the best interests of the Company and our shareholders. Under some circumstances, this practice may require us to pay compensation in excess of $1 million to certain key executives. Although we intend to maximize the deductibility of compensation paid to executive officers, we also intend to maintain the flexibility to take actions considered to be in our best interests including, where appropriate, entering into compensation arrangements under which payments are not deductible under Section 162(m).

Interim Chief Executive Officer Compensation

Our Board of Directors appointed Mr. Murray as interim Chief Executive Officer effective August 25, 2011 and provided a term sheet setting forth the compensation he would receive in that role. The compensation package summarized on the term sheet was designed to reflect the value Mr. Murray would bring to the position, with his deep understanding of the Company and his demonstrated leadership skills, as well as the difficulties and uncertainty inherent in serving in an interim role.

Pursuant to the term sheet, Mr. Murray is paid an annual base salary of $590,000 and was granted an initial annualized bonus of $410,000, payable monthly. In recognition of the particularly disruptive effect that a short tenure in the interim role can have, the base salary and initial bonus are guaranteed to be paid for at least six months following Mr. Murray’s appointment unless he voluntarily resigns from his role as interim Chief Executive Officer or is terminated from that position for cause.

In accordance with the term sheet, Mr. Murray was also awarded a performance-based bonus opportunity on November 22, 2011. This bonus has a maximum value of $770,000, payable 70% in the form of restricted stock units granted under our 2011 Stock Incentive Plan and 30% in the form of cash. A total of 14,081 restricted stock units were granted, representing 70% of $770,000, divided by the fair market value of a share of our common stock on November 22, 2011 ($38.28). The performance period for the bonus began on October 1, 2011 and will run until the termination of the interim Chief Executive Officer position when a full-time Chief Executive Officer is appointed by the Board of Directors.

The performance objectives, which were established by the Committee in conjunction with the Chair of the Board, include a combination of financial goals for the Company for fiscal 2012 and strategic and operational goals geared to specific accomplishments that would position our Company to further drive growth and profitability under new leadership. The financial goals include quarterly targets for revenue, gross margin, EBIT and EPS, and the strategic and operational goals encompass activities related to compliance and ethics, organizational leadership, investor relations, product introductions and delivery, strategic planning and Board functioning.

Upon the termination of the interim Chief Executive Officer role, and the corresponding termination of the performance period, the Committee will measure Mr. Murray’s performance against the performance goals, which will be adjusted as necessary to reflect the length of the performance period, and determine the percentage of the $770,000 total opportunity that would be paid out if the performance period had been an entire year. This annualized amount will then be adjusted to reflect the portion of a year that Mr. Murray had served since his appointment on August 25, 2011. The cash to be awarded based on these calculations is payable immediately, and the restricted stock units that will vest based on these calculations are scheduled to settle on August 25, 2012 with one share of our Common Stock issuable for each vested restricted stock unit.

Mr. Murray also receives interim living benefits consisting of interim housing in Minneapolis, utilities associated with the interim housing, related living expenses, and travel by Mr. Murray and Mr. Murray’s spouse to and from their home in California. Mr. Murray also participates in our standard retirement and health benefit plans and receives a car allowance equivalent to that received by our other named executive officers.

Compensation Committee Report

The Compensation Committee has discussed and reviewed the Compensation Discussion and Analysis set forth above with management. Based upon this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

SUBMITTED BY THE COMPENSATION COMMITTEE
OF THE COMPANY’S BOARD OF DIRECTORS

Barb J. Samardzich (Chair)	Gail P. Steinel	Brendan C. Hegarty

Summary Compensation Table

The following table sets forth the cash and non-cash compensation with respect to each named executive officer during fiscal 2011.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards(1) ($)	Non- Equity Incentive Plan Compen- sation(2) ($)	Change In Pension Value And Non- Qualified Deferred Compen- sation Earnings(3) ($)	All Other Compen- sation(4) ($)	Total ($)
Laura B. Hamilton(5)	2011	497,878	-	0	755,696	0	-	646,613	1,900,188
former Chair and Chief	2010	524,992		380,646	269,190	534,850		26,216	1,735,894
Executive Officer	2009	532,684		240,435	164,361	17,479		26,350	981,308

Joachim Hellwig(6)	2011	329,135	-	0	113,354	126,949	19,502	40,535	629,475
Vice President	2010	286,803		48,654	33,648	171,524	17,249	31,291	589,169
	2009	306,806		30,825	21,132	0	16,487	26,484	401,734

Susan E. Knight	2011	330,352	-	0	151,139	189,970	-	26,886	698,347
Chief Financial Officer	2010	323,627		91,584	63,932	235,503		25,843	740,489
and Vice President	2009	331,250		61,650	42,264	7,764		26,723	469,652

William V. Murray(7)	2011	49,922	34,167	-	-	-	-	12,663	96,752
interim Chief
Executive Officer

Kathleen M. Staby	2011	251,168	-	0	94,462	101,105	-	26,886	473,621
Vice President	2010	244,400		48,654	33,648	124,494		25,934	477,130
	2009	249,012		30,825	21,132	4,085		26,632	331,687

(1)
Amounts represent the aggregate grant date fair value of restricted stock units and stock options that were granted in each fiscal year as computed in accordance with FASB ASC Topic 718 utilizing the assumptions discussed in Note 2 to our Notes to Consolidated Financial Statements for the fiscal year ended October 1, 2011.

(2)
Amounts awarded for fiscal 2011 performance under the EVC Plan and paid out in the first quarter of fiscal 2012. Ms. Hamilton was not eligible to receive a payout under the EVC Plan because her separation from service occurred prior to the end of fiscal 2011.

(3)	Represents increase in present value provided under the Employer Pension Commitment for Mr. Hellwig. We do not pay above-market or preferential earnings on non-qualified deferred compensation.

(4)	These amounts include all other compensation as described in the following table:

Supplemental Table to the All Other Compensation Column

	Retirement Plan
Name	Match $	Fiscal Year Contribution $	Car(a) $	Payment for Unused Vacation(b) $	Severance, Insurance and Outplacement(c) $	Temporary Living Expenses(d) $	Total $
Laura B. Hamilton	7,350	0	7,370	42,839	589,055	-	646,613
Joachim Hellwig	-	-	13,586	26,949	-	-	40,535
Susan E. Knight	7,350	11,496	8,040	-	-	-	26,886
William V. Murray	1,362	0	670	-	-	10,631	12,663
Kathleen M. Staby	7,350	11,496	8,040	-	-	-	26,886

(a)	Represents cash car allowance for Ms. Hamilton, Ms. Knight, Mr. Murray and Ms. Staby, and all expenses for Mr. Hellwig (as required by Mr. Hellwig’s employment agreement).

(b)	Represents cash payment for unused vacation (as required by Ms. Hamiliton’s separation agreement and Mr. Hellwig’s employment agreement).

(c)
Represents $550,000 for severance, $15,000 for outplacement and $24,055 in employer cost of medical, dental, disability and life insurance in accordance with Ms. Hamilton’s separation agreement. See “Potential Payments Upon Termination or Change in Control” for more information.

(d)
Represents expenses incurred for interim housing in Minneapolis, utilities associated with interim housing, related living expenses, and travel by Mr. Murray and Mr. Murray’s spouse to and from their home in California.

(5)	Ms. Hamilton’s employment terminated on August 25, 2011.
(6)	Currency converted from Euros to U.S. Dollars using the average exchange rate of $1.38630 for fiscal 2011.
(7)
Represents amounts paid to Mr. Murray in the capacity of interim Chief Executive Officer beginning with his appointment on August 25, 2011. Payments made to Mr. Murray as an independent director prior to his appointment as interim Chief Executive Officer are included in the Director Compensation for Fiscal 2011 table on page 13.

Grants of Plan Based Awards in Fiscal 2011

As reflected in the table below, the named executive officers (other than Mr. Murray) received two types of plan-based awards for their service in fiscal 2011: (a) stock options granted on July 5, 2011 under the MTS Systems Corporation 2011 Stock Incentive Plan, and (b) an award under our EVC Plan, payable in the first quarter of fiscal 2012.

Stock Options

Consistent with the provisions of our Stock Incentive Grant Policy, the stock options were granted to our named executive officers on the first business day of our fourth fiscal quarter. The exercise price of the options is the fair market value of a share of our common stock on that day, as determined under our 2011 Stock Incentive Plan (the last reported sales price on the NASDAQ Global Select Market). The stock options granted to the named executive officers in 2011 will become exercisable and vest in incremental installments of one-third per year, commencing on the first anniversary of the date of grant, and have a term of five years.

Unless an option holder is terminated for cause, vested stock options are exercisable for 90 days after the termination of the option holder’s employment, or 180 days upon death, disability or retirement. If an option holder is terminated for cause, as defined in our 2011 Stock Incentive Plan, all unexercised options will immediately terminate. The Compensation Committee may, at any time after the award is granted, vest part or all of the unvested options as it deems appropriate.

These stock options would become fully exercisable upon the occurrence of a change in control as defined in our 2011 Stock Incentive Plan. The Compensation Committee may require options be exercised prior to the change in control, may pay cash or other securities to cancel awards in connection with the change in control, or may provide for the successor to substitute its stock for outstanding awards.

EVC Awards

Under our EVC Plan, the named executive officers can receive cash payouts after the completion of each fiscal year if specified performance goals established at the beginning of the fiscal year are attained. For each named executive officer, a cash incentive amount, expressed as a percentage of his or her base salary, is established for performance at each of the target and maximum levels. The EVC Plan awards for fiscal 2011 were structured so that the cash incentive paid to each named executive officer would be 0% to 200% of the payout level established for performance at the target level for each goal.

Information about the potential payout levels established for each named executive officer and the nature and weighting of the goals selected for fiscal 2011 can be found under “Compensation Discussion and Analysis.” The actual amounts paid pursuant to our EVC Plan for fiscal 2011 performance are listed in the “Non-Equity Incentive Plan Compensation” column to the “Summary Compensation Table.”

							All Other
						All Other	Option
						Stock	Awards:		Grant
						Awards:	Number	Exercise	Date
			Estimated Future			Number	of	or	Fair Value
			Payouts Under Non-			of	Securities	Base Price	of Stock
			Equity Incentive Plan			Shares of	Underly-	of	and
			Awards(2)			Stock or	ing	Option	Option
	Grant	Approval	Award	Target	Maximum	Units	Options	Awards	Awards
Name	Date	Date	Type(1)	($)	($)	(#)	(#)(3)	($/Sh)(4)	($)(5)

Laura B. Hamilton	-	-	Cash	375,133	750,266	-	-	-	-
	7/5/2011	5/31/2011	Options	-	-	-	80,000	43.61	755,696
Joachim Hellwig(6)	-	-	Cash	102,641	205,282	-	-	-	-
	7/5/2011	5/31/2011	Options	-	-	-	12,000	43.61	113,354
Susan E. Knight	-	-	Cash	165,177	330,354	-	-	-	-
	7/5/2011	5/31/2011	Options	-	-	-	16,000	43.61	151,139
William V. Murray	-	-	-	-	-	-	-	-	-
Kathleen M. Staby	-	—	Cash	87,317	174,634	-	-	-	-
	7/5/2011	5/31/2011	Options	-	-	-	10,000	43.61	94,462

(1)	The grants of stock options were made pursuant to the 2011 Stock Incentive Plan.

(2)
Represents awards made pursuant to the EVC Plan for Ms. Hamilton, Mr. Hellwig, Ms. Knight, and Ms. Staby. There is no threshold level for these awards. The 2011 EVC performance goals are described under “Compensation Discussion and Analysis – Design of EVC Plan and Review of 2011 Performance.” On November 22, 2011, Mr. Murray received a performance-based award consisting of the opportunity to receive cash and equity that is described under “Compensation Discussion and Analysis – Interim Chief Executive Officer Compensation.”

(3)
These options have an exercise price equal to the closing price on the grant date, with a five-year term exercisable in three equal annual installments beginning on the first anniversary of the grant date.

(4)	Closing market value of shares on grant date.

(5)
Calculated using a multiple option form of the Black-Scholes option valuation model with assumptions for interest rate, expected life, share price volatility and dividend yield as described in Note 2 to our Notes to Consolidated Financial Statements for the fiscal year ended October 1, 2011, resulting in a grant date fair value of $9.4462 per share.

(6)
Mr. Hellwig’s approved target amount under the EVC Plan was €76,893, and the approved maximum amount was €153,786. The dollar amounts shown in the table were calculated by using the conversion rate of $1.33485, which was the average exchange rate for fiscal 2010.

Outstanding Equity Awards at 2011 Fiscal Year End

	Option Awards				Stock Awards
	Number of Securities				Number of	Market Value
	Underlying Unexercised				Shares or	of Shares or
	Options (1)				Units of	Units of
			Option		Stock Held	Stock Held
		Un-	Exercise	Option	That Have	That Have
	Exercisable	Exercisable	Price	Expiration	Not Vested	Not Vested
Name	(#)	(#)	($)	Date	(#)	($)(2)

Laura B. Hamilton(3)	45,000	-	46.03	7/2/12
	70,000	-	35.88	6/30/13
	23,334	-	20.55	6/29/14
	13,334	-	28.62	7/6/15
					0	0
Joachim Hellwig	9,200	-	46.03	7/2/12
	10,000	-	35.88	6/30/13
	3,000	1,500	20.55	6/29/14
	1,667	3,333	28.62	7/6/15
	0	12,000	43.61	7/5/16
					1,633	50,035
Susan E. Knight	19,000	-	46.03	7/2/12
	19,000	-	35.88	6/30/13
	6,000	3,000	20.55	6/29/14
	3,167	6,333	28.62	7/6/15
	0	16,000	43.61	7/5/16
					3,133	95,995
William V. Murray	0	0	0	-	3,202	98,109

Kathleen M. Staby	8,800	-	46.03	7/2/12
	10,000	-	35.88	6/30/13
	3,000	1,500	20.55	6/29/14
	1,667	3,333	28.62	7/6/15
	0	10,000	43.61	7/5/16
					1,633	50,035

(1)	Stock options granted with a five-year term, exercisable in three equal installments each year beginning on the first anniversary of the grant date.

(2)
For Mr. Hellwig, Ms. Knight and Ms. Staby, the market value of unvested restricted stock units equals the closing price of our Common Stock on the NASDAQ Stock Market at fiscal year end ($30.64) multiplied by the number of shares or units. The restricted stock units vest in three equal annual installments beginning on the first anniversary of the grant date. For Mr. Murray, the market value is applicable to restricted stock awards he received in his role of independent director prior to his appointment as interim Chief Executive Officer. The restricted stock awards vest in three equal annual installments beginning on the first anniversary of the annual meeting of shareholders after the date of the grant.

(3)
Ms. Hamilton’s employment terminated on August 25, 2011. Under the terms of her separation agreement, she may exercise any stock options that had vested as of August 25, 2011 for a period of 180 days following such date. Any shares of restricted stock and any restricted stock units that were not vested as of August 25, 2011 were forfeited.

Option Exercises and Stock Vested in Fiscal 2011

	Options Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vest(1) (#)	Value Realized on Vest(2) ($)

Laura B. Hamilton	0	0	5,608	238,512
Joachim Hellwig	0	0	1,067	45,378
Susan E. Knight	21,000	137,154	1,346	57,131
Kathleen M. Staby	9,000	49,565	717	30,493
William V. Murray	0	0	1,866	80,033

(1)
For Ms. Hamilton, Ms. Knight, and Ms. Staby, the number of shares acquired equals the difference between the number of restricted stock units vested and the number of restricted stock units withheld by the Company to cover tax withholding requirements. The number of restricted stock units that vested before the withholding was for Ms. Hamilton 8,334, for Ms. Knight 2,067, and for Ms. Staby 1,067. Messrs. Hellwig and Murray did not have any restricted stock units withheld.

(2)	The value realized on the vesting of the restricted stock units is the fair market value of our Common Stock at the time of vesting.

Pension Benefits for Fiscal 2011

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Joachim Hellwig	Employer Pension Commitment	N/A	232,549	-

(1)	Currency converted from Euros to U.S. Dollars using the exchange rate of $1.3863 for fiscal 2011.

Employer Pension Commitment for Joachim Hellwig. MTS Sensor Technologie GmbH & Co KG (“MTS Sensors”), our wholly-owned subsidiary, is obligated to pay Mr. Hellwig a life-long retirement pension in the amount of €1,278 per month after his 65th birthday or earlier in the event of a disability. In the event of Mr. Hellwig’s death, Mr. Hellwig’s spouse will receive a pension of €766.94 per month for her lifetime. The survivor’s pension is terminated should Mr. Hellwig’s spouse re-marry. MTS Sensors is obligated to pay the earned portion of Mr. Hellwig’s retirement benefit even if Mr. Hellwig’s employment is terminated for any reason other than death or disability. Upon becoming eligible for payments, Mr. Hellwig, or his wife in the event she is to receive the retirement benefit, is entitled to a one-time lump sum payment equal to the cash value of the liability for future retirement benefit payments. There is no number of years credited service requirement to the benefit provided.

Non-Qualified Deferred Compensation

Our Executive Deferred Compensation Plan is a non-qualified plan that provides a select group of employees, including all of the named executive officers, with the option to defer up to 90% of base salary or short-term cash incentive. Independent directors are also eligible to participate in the Executive Deferred Compensation Plan and may elect to defer up to 90% of the director’s fees we pay.

Participants’ deferred compensation accounts earn a monthly rate of return based on an established interest rate. The interest rate is approved by the Compensation Committee in November of each year for the following calendar year. Historically, the ten-year government treasury note rate as of the first business day of the calendar year has been used. As such, the interest rate for calendar 2010 was 3.83% and for calendar 2011 was 3.36%.

At the time of the deferral election, participants must also select a distribution date and form of distribution. Participants may elect to receive distribution in a single payment, installments, or combination thereof. Distribution elections cannot change unless the election is to postpone payment until the fifth anniversary of separation from service or, if later, age 60 and the election must be made at least 12 months before separation from service. In no case can an earlier distribution election be allowed.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)

Laura B. Hamilton	-	-	22,102	-	701,545

(1)	Earnings are determined on a calendar year basis. Earnings were 3.83% and 3.36% for 2010 and 2011, respectively.

Potential Payments Upon Termination or Change in Control

Payments and benefits received by the named executive officers upon termination of employment or a change in control of our Company are governed by the arrangements described below and related quantifications. Except with respect to Ms. Hamilton, whose separation of service was effective on August 25, 2011, the quantifications are estimates based on the assumption that the termination or change in control became effective as of the last business day of fiscal 2011.

Separation Agreement with Ms. Hamilton

We entered into a Separation Agreement with Ms. Hamilton that was effective as of August 25, 2011, the day Ms. Hamilton ceased to serve as our Chief Executive Officer and Chair of the Board (the “Separation Date”). Pursuant to the Separation Agreement, Ms. Hamilton received 12 months’ base salary ($550,000), paid in a lump sum 15 business days following her execution and delivery of the Separation Agreement. For a period of six months following the Separation Date, Ms. Hamilton will continue to be enrolled in the Company-sponsored health care plan in which she participated before the separation, as well as any life insurance and disability plans provided by the Company through the completion of such six-month period. Furthermore, if Ms. Hamilton elects to continue coverage under the health care plan pursuant to COBRA, the Company has agreed to pay the cost of such coverage until the earlier of 18 months after the Separation Date or the date on which she is no longer eligible for COBRA coverage. The Separation Agreement provides that the Company will make outplacement services available to Ms. Hamilton for 12 months following the Separation Date.

Pursuant to the Separation Agreement, Ms. Hamilton was also paid for earned and unused vacation time she had accrued through the Separation Date and was eligible for reimbursement for reasonable business expenses appropriately incurred prior to the Separation Date in furtherance of her employment with the Company. The Separation Agreement does not provide for any accelerated vesting of equity awards, but it does provide that stock options granted under the 2006 Stock Incentive Plan or the 2011 Stock Incentive Plan that had vested as of the Separation Date may be exercised for 180 days following the Separation Date. Any unvested stock options, shares of restricted stock, or restricted stock units were forfeited.

In consideration for the payments and benefits provided to her under the Separation Agreement, Ms. Hamilton agreed to the following terms and conditions, among others: she will not sue or otherwise file any claim against the Company; for the six-month period during which she is receiving benefits under the Separation Agreement, she will not render services directly or indirectly to any competing organization located in any market in which the Company was doing business as of the Separation Date; and she will not make any disparaging, derogatory, or defamatory remarks about the Company. In addition, the Separation Agreement provides that the $550,000 lump-sum payment representing 12 months of Ms. Hamilton’s base salary can be recaptured by the Company if we establish that, during her employment with the Company or during the 18-month period following her separation, Ms. Hamilton engaged in conduct that would constitute “cause” as defined in her Change in Control Agreement (see below), she violated the non-competition and confidentiality provisions of the Separation Agreement, or the Company’s financial statements must be restated as a result of errors, omissions, or fraud by Ms. Hamilton during her employment with the Company.

The total compensation paid to Ms. Hamilton in conjunction with her separation from service on August 25, 2011 is as follows:

12 months of base salary	$550,000
Health, Life, Disability and COBRA(1)	24,055
12 months of outplacement services	15,000
Earned and unused vacation time	42,839
Total value	$690,283

(1)	Costs used for COBRA represent existing premium equivalents.

Terms of Mr. Murray’s Employment as Interim Chief Executive Officer

The terms upon which we agreed to employ Mr. Murray as our interim Chief Executive Officer contained certain termination protections. His annual base salary of $590,000 and initial bonus of $410,000 are payable for at least six months following his appointment on August 25, 2011, even if his service as interim Chief Executive Officer ceases before the expiration of that period (unless he voluntarily terminates such service or such service is terminated for cause). If Mr. Murray’s service as interim Chief Executive Officer had been terminated involuntarily and not for cause on October 1, 2011, he would have received a total cash benefit of $415,911, representing base salary and initial bonus through February 25, 2012, which would have been payable on a monthly basis.

Change in Control Agreement with Ms. Knight and Ms. Staby

In December 2008, we entered into amended Change in Control Agreements with Ms. Hamilton, Ms. Knight, and Ms. Staby. Ms. Hamilton’s agreement is of no further effect except to the extent that the definition of “cause” provided in the Change in Control Agreement was incorporated into her Separation Agreement, as described above.

In the event of a change in control and either (i) retirement after age 65 or an involuntary termination other than for cause, death, disability or retirement or (ii) voluntary termination for good reason within two years after a change in control, each of Ms. Knight and Ms. Staby will be entitled to receive a lump-sum payment equal to two times her annual compensation. Annual compensation includes annual base salary and the average of the cash incentive payment made pursuant to the EVC Plan for the prior three fiscal years. In addition, each will be entitled to continuation of her benefits for a period of 18 months and reimbursement of legal fees in connection with the termination, including fees associated with the enforcement of the Change in Control Agreements.

As a condition of the receipt of such benefits, each executive has agreed not to render services to any entity offering any competing product for a period of one year following the date of termination unless the change in control was not approved by the Board.

In general, a “change in control” would occur if:

●	30% or more of the Company’s outstanding voting stock was acquired by any person;
●	current members of the Board or their successors elected or nominated by such members ceased to constitute at least a majority of the Board; or
●
the Company consummated a merger, consolidation, share exchange, division or other reorganization with another company and the Company’s shareholders hold 50% or fewer of the outstanding shares of the post-merger company.

For purposes of the Change in Control Agreements, “cause” means:

●
the willful and continued failure by the executive to perform substantially the duties and responsibilities of the executive’s position with the Company after a written demand for substantial performance is delivered to the executive by the Board, which demand specifically identifies the manner in which the Board believes that the executive has not substantially performed the duties or responsibilities;

●
the conviction of the executive by a court of competent jurisdiction for felony criminal conduct which, in the good faith opinion of the Company, would impair the executive’s ability to perform his or her duties or impair the business reputation of the Company; or

●	the willful engaging by the executive in fraud or dishonesty that is demonstrably and materially injurious to the Company, monetarily or otherwise.

For purposes of the Change in Control Agreements, “good reason” means:

●
the authority, responsibilities or duties assigned to the executive, as compared to those in effect immediately prior to the change in control, are materially and adversely diminished without the executive’s written consent;

●
a material reduction by the Company in the executive’s annual compensation including, but not limited to, base pay or short- and long-term incentive pay in effect immediately prior to a change in control;

●	a material reduction in the budget over which the executive retains authority;
●	the material change in the geographic location at which the executive must perform services; or
●	any material violation of the Change in Control Agreement by the Company.

Change in control payments are generally payable in a single lump sum within 30 days after the date of termination. The amount payable under the Change in Control Agreement will be reduced by any amounts payable under other employment-related agreements that provide for similar payments. At the election of the named executive officer, a change in control payment under the Change in Control Agreements, as well as any other compensation under other plans or agreements that is contingent upon a change in control, may be reduced, in the manner provided in the Change in Control Agreement to the extent necessary to avoid excise taxation to the executive and non-deductibility to the Company under federal income tax laws applicable to “parachute payments.” If payments are not reduced so as to avoid the excise tax, the named executive officer, and not the Company, is responsible for the payment of any excise taxes imposed on the payments.

Employment Agreement with Mr. Hellwig

Effective January 1, 1991, MTS Sensors entered into an employment contract with Mr. Hellwig. Pursuant to the contract, Mr. Hellwig may terminate the contract upon six months’ prior written notice. MTS Sensors may also terminate the contract for good cause or by a resolution of MTS Systems Corporation as sole shareholder of MTS Sensors. Mr. Hellwig’s contract contains a confidentiality provision and a two-year non-compete clause after termination of the contract. The contract expires in the year of Mr. Hellwig’s 65th birthday.

Equity Incentives

Both of our 2006 Stock Incentive Plan and 2011 Stock Incentive Plan provide for acceleration of stock incentives upon a change in control if the awards have not been assumed or substituted by an acquiring entity. Upon a change in control, any stock incentive will immediately vest and be exercisable and any restrictions will lapse.

In general, a “change in control” would occur under either of our stock incentive plans if:

●	30% or more of the Company’s outstanding voting stock was acquired by any person;
●	current members of the Board or their successors elected or nominated by such members ceased to constitute at least a majority of the Board;
●
the Company consummated a merger, consolidation, share exchange, division or other reorganization with another company unless the Company’s shareholders hold 51% or more of the outstanding shares of the post-merger company;

●	the Company consummated an agreement for the sale or disposition of the assets for a total consideration equal to 51% or more of the aggregate market value of the Company’s outstanding stock; or
●	the Company adopts a plan of complete liquidation or winding up of the Company.

Notwithstanding the foregoing, unless the Compensation Committee determines otherwise at or prior to the change in control, no stock incentive that is subject to any performance criteria for which the performance period has not expired shall accelerate at the time of a change in control.

Short-Term Cash Incentives

Under the terms of the awards made pursuant to the EVC Plan, if a named executive officer’s employment with the Company is terminated for any reason other than death before the end of the fiscal year on which the performance goals are based, the officer will not receive any payout under the EVC Plan. If a named executive officer dies during the fiscal year on which the performance goals are based, a prorated payout based on actual achievement of the performance goals at the end of the fiscal year will be made to the officer’s estate. Such a payout will be proportionately reduced based upon the time the officer was employed during the fiscal year.

Estimated Payments for Named Executive Officers Serving at the End of Fiscal 2011

Assuming that a change in control occurred on October 1, 2011, the total compensation payable to the following named executive officers is as set forth in the table below. The named executive officers are not entitled to any benefits in conjunction with a termination of employment that is not related to a change in control, except for Mr. Murray, as described above.

	Termination of Employment in Conjunction with a Change in Control						Change in Control (without Termination of Employment)
Name	Cash Payment ($)		Accelerated Vesting ($)(1)	Benefits ($)		Total Value ($)	Cash Payment ($)	Accelerated Vesting ($)(1)	Benefits ($)	Total Value ($)
Joachim Hellwig	-		71,903	-		71,903	-	71,903	-	70,903

Susan E. Knight	828,862	(2)	139,058	17,678	(4)	985,598	-	139,058	-	139,058

William V. Murray	415,911	(3)	98,109	-		514,020	-	98,109	-	98,109

Kathleen M. Staby	646,119	(2)	71,903	15,471	(4)	793,890	-	71,903	-	70,903

(1)
Represents the aggregate value of stock options, restricted stock awards, and restricted stock units held by each named executive officer that were not vested as of October 1, 2011 but whose vesting and exercisability would have been accelerated under the terms of the 2006 Stock Incentive Plan and the 2011 Stock Incentive Plan (assuming that the awards were not assumed or substituted by an acquiring entity). The value of accelerating each unvested stock option is equal to the difference between the closing sale price of a share of our Common Stock on the NASDAQ Global Select Market on October 1, 2011 (the “Stock Price”) and the exercise price of such option. The value of accelerating each unvested restricted share and restricted stock unit is equal in each case to the Stock Price.

(2)
Pursuant to the named executive officer’s Change in Control Agreement, represents two times her annual compensation (consisting of annual base salary and the average of the cash incentive payment made pursuant to the EVC Plan for each of the prior three fiscal years).

(3)
If Mr. Murray’s service as interim Chief Executive Officer had been terminated involuntarily and other than for cause on October 1, 2011, he would have received a total cash benefit of $415,911, representing base salary and initial bonus through February 25, 2012, which would have been payable on a monthly basis. This payment would be made upon the termination of Mr. Murray’s employment regardless of whether a change in control had occurred.

(4)	Pursuant to the named executive officer’s Change in Control Agreement, represents payments made for life, disability, and accident and health insurance benefits for 18 months following termination.

PROPOSAL 3

NON-BINDING, ADVISORY VOTE REGARDING THE COMPENSATION
OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

General Information

Federal legislation enacted in 2010 (Section 14A of the Securities and Exchange Act of 1934 (the “Exchange Act”)) requires that, starting in last year’s proxy statement, we include a non-binding shareholder vote on our executive compensation every one, two or three years (commonly referred to as “Say-on-Pay”) and a non-binding shareholder vote to advise on the frequency of the Say-on Pay vote (commonly referred to as “Say-When-on-Pay”), which vote must be held at least once every six years.

As previously disclosed, at the Company’s Annual Meeting of Shareholders held on February 9, 2011, a majority of votes of the shareholders of the Company were cast in favor of holding an annual Say-on-Pay vote. Based on the results of the shareholder vote, the Board decided that the Company will hold a Say-on-Pay vote annually until the next required Say-When-on-Pay vote or until the Board determines that it is in the best interest of the Company to hold such vote with a different frequency.

Accordingly, shareholders are being asked to vote on the following resolution:

RESOLVED, that the shareholders of MTS Systems Corporation approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as described in the Compensation Discussion and Analysis section, the compensation tables, and the accompanying narrative disclosure, set forth in the Company’s proxy statement.

The compensation of our named executive officers is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosures contained on pages 16 to 39 of this proxy statement. As discussed in those disclosures, we believe that our compensation policies and decisions are focused on pay-for-performance principles and are strongly aligned with the long-term interests of our shareholders. Compensation of our named executive officers is designed to enable us to attract and retain talented and experienced senior executives to lead the Company successfully in a competitive environment.

Your vote on Proposal 3 is advisory, and therefore not binding on the Company, the Compensation Committee, or the Board. The vote will not be construed to create or imply any change to the fiduciary duties of the Company or the Board, or to create or imply any additional fiduciary duties for the Company or the Board. However, our Board and our Compensation Committee value the opinions of our shareholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Board Voting Recommendation

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE PROPOSAL TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION, THE COMPENSATION TABLES, AND THE ACCOMPANYING NARRATIVE DISCLOSURE, SET FORTH IN THIS PROXY STATEMENT.

OTHER INFORMATION

Security Ownership of Principal Shareholders and Management

The following table sets forth, as of the close of business on December 14, 2011, the number and percentage of outstanding shares of our Common Stock beneficially owned (i) by each person who is known to us to beneficially own more than five percent of our Common Stock, (ii) by each director and director nominee, (iii) by each executive officer named in the Summary Compensation Table, and (iv) by all our directors and executive officers as a group:

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Note		Percent of Class

Mairs and Power, Inc.	1,418,200		(1)	12.1%
332 Minnesota Street, Suite W-1520
Saint Paul, MN 55101
BlackRock, Inc.	1,195,403		(2)	7.81%
40 East 52nd St.
New York New York 10022
The Vanguard Group, Inc.	767,736		(3)	5.01%
100 Vanguard Blvd.
Malvem, PA 19355
Laura B. Hamilton	210,530	(4)	(5)	*
Susan E. Knight	72,786	(4)	, (6)	*
Kathleen M. Staby	38,567	(4)	, (7)	*
Joachim Hellwig	34,097		(4)	*
Jean-Lou Chameau	20,639			*
Barb J. Samardzich	18,189			*
Brendan C. Hegarty	10,939			*
David J. Anderson	6,882			*
Gail P. Steinel	4,994			*
Emily M. Liggett	3,870			*
William V. Murray	3,870			*
All directors and executive officers as a group (13 persons)	444,864		(8)	2.78%

*Less than 1%.

(1)	According to the Schedule 13G/A filed on February 8, 2011 with the SEC.

(2)	According to the Schedule 13G filed on February 7, 2011 with the SEC.

(3)
According to the Schedule 13G filed on February 10, 2011 with the SEC. Includes 22,633 shares over which The Vanguard Group, Inc. has sole voting power and 745,103 shares over which The Vanguard Group, Inc. has sole dispositive power.

(4)
Includes the following number of shares which could be purchased under stock options exercisable within 60 days of December 14, 2011: Ms. Hamilton – 151,688 shares; Ms. Knight – 47,167 shares; Ms. Staby – 23,467 shares; and Mr. Hellwig – 23,867 shares.

(5)	Includes 3,101 shares owned by Ms. Hamilton’s spouse, who solely controls the voting and investment power over those shares.

(6)	Includes 10,000 shares owned jointly with Ms. Knight’s spouse. Voting and investment power over those shares are shared accordingly.

(7)	Includes 181 shares acquired pursuant to the MTS Dividend Reinvestment Plan.

(8)	Includes 19,501 shares held by executive officers not listed in this table which could be purchased under stock options exercisable within 60 days of December 14, 2011.

Related Party Transactions

The Audit Committee is responsible for the review and approval of all related party transactions between the Company and any of our executive officers, directors or director nominees, or any immediate family member of any such person. Pursuant to a related party transactions approval procedure adopted by the Audit Committee, all related party transactions that involve amounts in excess of $120,000 and in which a related party has or will have a direct or indirect material interest, or transaction in which any of our directors or any of their affiliated organizations is a party, must be approved in advance by the Audit Committee. If the proposed transaction involves a member of the Audit Committee, such member will not participate in the deliberations or vote on the proposed transaction. Related party transactions may be approved if the Audit Committee in good faith determines them to be (i) fair and reasonable to us, (ii) on terms no less favorable than could be obtained by us if the transaction did not involve a related party, and (iii) in our best interests.

During fiscal 2011, MTS Sensors purchased approximately $2.0 million of mechanical components and remote-mechanic workbench services from Mark-Tronik GmbH (“Mark-Tronik”). MTS Sensors is owned by MTS Systems GmbH, one of our wholly-owned subsidiaries. The brother-in-law of Mr. Hellwig, our Vice President and General Manager of MTS Sensors, is the owner and general manager of Mark-Tronik. The prices paid by MTS Sensors were, and will continue to be, the subject of arms-length negotiation on terms no less favorable to MTS Sensors than MTS Sensors could otherwise obtain. Mr. Hellwig did not participate in negotiating or executing the MTS Sensors agreement with Mark-Tronik. The Audit Committee has reviewed and approved these related party transactions after determining they met the required standards for approval.

During fiscal 2011, we purchased approximately $1.2 million of legal services from Gray Plant Mooty Mooty & Bennett, P.A. (“GPM”). The sister of Ms. Hamilton, our former Chair and CEO, is a shareholder of GPM. GPM had provided legal services to us prior to the sister of Ms. Hamilton joining GPM. The prices paid by us were the subject of arms-length negotiation on terms no less favorable to us than we could otherwise obtain. GPM was selected to provide legal services through a competitive bid process coordinated by Ms. Knight, our Vice President and CFO, that included a variety of law firms. Ms. Hamilton’s sister had no involvement in the bid process, did not provide legal services to us, was neither the billing attorney nor the relationship attorney on our account, and did not directly receive any compensation from transactions with us. The Audit Committee has reviewed and approved these related party transactions after determining they met the required standards for approval. GPM is no longer providing legal services to our Company.

The Audit Committee also reviewed three other transactions between the Company and third parties that occurred during fiscal 2011. In each case it was determined that since the affiliate of the Company did not have a direct or indirect material interest, the transactions were not related party transactions.

Section 16(a) Beneficial Ownership Reporting Compliance

The rules of the SEC require us to disclose the identity of directors, executive officers and beneficial owners of more than 10% of our Common Stock who did not file on a timely basis reports required by Section 16(a) of the Securities Exchange Act of 1934. Based solely on a review of copies of such reports and written representations from reporting persons, we believe that all directors and executive officers complied with all filing requirements applicable to them during fiscal 2011.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee has ever been an officer or employee of our Company or any of our subsidiaries and affiliates or has had any relationship with our Company requiring disclosure in our proxy statement other than service as a director. None of our executive officers has served on the board of directors or on the compensation committee of any other entity, any officer of which served either on our Board of Directors or on our Compensation Committee.

Shareholder Proposals

Proposals Included in the Proxy Statement

Proposals of our shareholders that are intended to be presented by such shareholders at our fiscal 2012 annual meeting to be held in early 2013 and that shareholders desire to have included in our proxy materials related to such meeting must be received by us at our principal executive offices no later than 5:00 p.m., Central Time, August 29, 2012, which is 120 calendar days prior to the anniversary of this year’s mailing date. Upon timely receipt of any such proposal we will determine whether or not to include such proposal in the proxy statement and proxy in accordance with applicable regulations governing the solicitation of proxies.

Proposals Not Included in the Proxy Statement

If a shareholder wishes to present a proposal at our fiscal 2012 annual meeting to be held in early 2013 or to nominate one or more directors and the proposal is not intended to be included in our proxy statement relating to that meeting, the shareholder must give advance notice to us prior to the deadline for such meeting determined in accordance with our Bylaws. In general, our Bylaws provide that such notice should be addressed to the Secretary and be no less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting, except in certain circumstances. For purposes of our fiscal 2012 annual meeting, such notice must be received no earlier than October 11, 2012 and not later than November 10, 2012. These time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority. Our bylaws set out specific requirements that such shareholders and written notices must satisfy. Copies of those requirements will be forwarded to any shareholder upon written request to the Secretary of the Company.

Our management knows of no matters other than the foregoing to be brought before the Annual Meeting. However, this proxy gives discretionary authority in the event that additional matters should be presented.

A copy of our Annual Report and Form 10-K for the fiscal year ended October 1, 2011, which includes audited financial statements, will be furnished without charge to any shareholder who requests it in writing from Corporate Secretary, MTS Systems Corporation, 14000 Technology Drive, Eden Prairie, Minnesota 55344, and are also available from the SEC’s Internet site at www.sec.gov or via our Internet site at www.mts.com.

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

MTS SYSTEMS CORPORATION 14000 TECHNOLOGY DRIVE EDEN PRAIRIE, MN 55344	VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on February 7, 2012. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on February 7, 2012. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR the following:

1.	Election of Directors		☐	☐	☐

Nominees

	01) David J. Anderson	04) Emily M. Liggett
	02) Jean-Lou Chameau	05) William V. Murray
	03) Brendan C. Hegarty	06) Barb J. Samardzich
07) Gail P. Steinel

The Board of Directors recommends you vote FOR proposals 2 and 3.
			For	Against	Abstain
2.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2012.		☐	☐	☐

3.	To hold a non-binding, advisory vote regarding the compensation of the Company’s named executive officers.		☐	☐	☐
NOTE: THIS PROXY/VOTING INSTRUCTION, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEMS 1, 2, AND 3. DISCRETIONARY AUTHORITY IS HEREBY CONFERRED AS TO ALL OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

For address change/ comments, mark here. (see reverse for instrutions)					☐

This proxy should be marked, dated and signed by the shareholder(s) exactly as his, her or their name(s) appear(s) hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com.

PROXY

MTS SYSTEMS CORPORATION

Proxy for the Annual Meeting of Shareholders
February 8, 2012

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of MTS Systems Corporation, a Minnesota corporation (the "Company"), hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement and hereby appoints David J. Anderson and William V. Murray, each with the power to appoint a substitute, and hereby authorizes them to represent and to vote all the shares of Common Stock of the Company, held of record by the undersigned on December 14, 2011, at the ANNUAL MEETING OF SHAREHOLDERS to be held on February 8, 2012, and any adjournments or postponements thereof.

Address change/comments:

(If you noted any Address Changes and / or Comments above, please mark corresponding box on the reverse side.) Card to be signed on the reverse side